Exhibit 4.7

GRAPHIC PACKAGING CORPORATION,
as Issuer,

THE GUARANTORS NAMED HEREIN,

and

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,
as Trustee

Indenture

Dated as of February 28, 2002,

As Amended by the First Supplemental Indenture, Dated as of April [    ], 2002

8 5/8% Senior Subordinated Notes due 2012

CROSS-REFERENCE TABLE

TIA Sections	Indenture Sections
§ 310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08; 7.10
(c)	N.A.
§ 311(a)	7.12
(b)	7.12
(c)	N.A.
§ 312(a)	2.15
(b)	13.14
(c)	13.14
§ 313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06; 7.07
(c)	7.05; 7.06; 13.02
(d)	7.06
§ 314(a)	4.15; 13.02
(b)	N.A.
(c)(1)	13.03
(c)(2)	13.03
(c)(3)	N.A.
(d)	N.A.
(e)	13.04
(f)	N.A.
§ 315(a)	7.01; 7.02
(b)	7.05; 13.02
(c)	7.01
(d)	7.02
(e)	6.11
§ 316(a) (last sentence)	N.A.
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	N.A.
§ 317(a)(1)	6.08
(a)(2)	6.09
(b)	2.05
§ 318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

Note:	The Cross-Reference Table shall not for any purpose be deemed to be a part of the Indenture.

Section 13.05.	Rules by Trustee, Paying Agent or Registrar	90
Section 13.06.	Payment Date Other Than a Business Day	90
Section 13.07.	Governing Law	91
Section 13.08.	No Adverse Interpretation of Other Agreements	91
Section 13.09.	No Recourse Against Others	91
Section 13.10.	Successors	91
Section 13.11.	Duplicate Originals	91
Section 13.12.	Separability	91
Section 13.13.	Table of Contents, Headings, Etc	91
Section 13.14.	Communication by Holders of Notes with Other Holders of Notes	91

Note: The	Table of Contents shall not for any purpose be deemed to be a part of the Indenture.

INDENTURE, dated as of February 28, 2002, as amended by the First Supplemental Indenture, dated as of April [    ], 2002, among GRAPHIC PACKAGING CORPORATION, a Delaware corporation (the “Company”), each of the Guarantors named herein, as guarantors (the “Guarantors”), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

RECITALS

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (1) the Company’s 8 5/8% Senior Subordinated Notes due 2012 (the “Initial Notes”), (2) if and when issued pursuant to a registered exchange for Initial Securities, the Company’s 8 5/8% Senior Subordinated Notes due 2012 (the “Exchange Notes”), (3) if and when issued pursuant to a private exchange for Initial Securities, the Company’s 8 5/8% Senior Subordinated Notes due 2012 (the “Private Exchange Notes”) and (4) if and when issued, any Additional Notes (as defined herein, and together with the Private Exchange Notes, the Exchange Notes and the Initial Notes, the “Notes”).

This Indenture is subject to, and shall be governed by, the provisions of the Trust Indenture Act of 1939, as amended (“TIA”) that are required to be a part of and to govern indentures qualified under the TIA.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.    Definitions.

“Additional Assets” means:

(i)	any property or other assets (other than Indebtedness and Capital Stock) used in a Related Business;

(ii)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or another Restricted Subsidiary; or

(iii)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Related Business.

“Additional Interest” means the interest on the Notes (in addition to that set forth herein) that the Company may be required to pay pursuant to the terms of the Registration Rights Agreement and as such term is defined in the Registration Rights Agreement.

“Additional Notes” means, subject to the Company’s compliance with Section 2.16, 8 5/8% Senior Subordinated Notes due 2012 issued from time to time after the Closing Date under the terms of this Indenture (other than pursuant to Sections 2.06, 2.07, 2.09 and 3.08 and other than Exchange Notes or Private Exchange Notes issued pursuant to an exchange offer for other Notes outstanding under this Indenture).

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Parent and its consolidated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(i)	any net income of any Person (other than the Parent) if such Person is not a Restricted Subsidiary, except that:

(A)
subject to the exclusion contained in clause (iv) below, the Parent’s equity in the net income of any such Person for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below); and

(B)
the Parent’s equity in a net loss of any such Person to the extent accounted for pursuant to the equity method of accounting for such period shall be included in determining such Adjusted Consolidated Net Income;

(ii)	any net income (or loss) of any Person acquired by the Parent or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(iii)
any net income of any Restricted Subsidiary (other than the Company) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (or, in the case of a Restricted Subsidiary of the Parent that is not the Company or a Subsidiary of the Company, the Parent), except that:

(A)
subject to the exclusion contained in clause (iv) below, the Company’s (or, in the case of a Restricted Subsidiary of the Parent that is not the Company or a Subsidiary of the Company, the Parent’s) equity in the net income of any such Restricted Subsidiary for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company (or, in the case of a Restricted Subsidiary of the Parent that is not the Company or a

Subsidiary of the Company, the Parent) or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause (iii)); and

(B)
the Company’s (or, in the case of a Restricted Subsidiary of the Parent that is not the Company or a Subsidiary of the Company, the Parent’s) equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Adjusted Consolidated Net Income;

(iv)
any gain (or loss) realized upon the sale or other disposition of any assets of the Parent, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(v)	extraordinary gains or losses; and

(vi)	the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for purposes of Section 4.03 only, there shall be excluded from Adjusted Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Parent or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted pursuant to clause (C)(4) of Section 4.03(a).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of the definitions of “Equity Offering” and “Permitted Holders” and Sections 4.03 and 4.07 only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Parent or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Applicable Premium” means, with respect to a Note at any time, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at February 15, 2007 plus (2) all required interest payments due on such Note through February 15, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Sale” means any sale, lease, transfer or other disposition (including by way of merger, consolidation or similar transaction) in one transaction or a series of related transactions by the Parent or any of its Restricted Subsidiaries to any Person other than the Parent or any of its Restricted Subsidiaries of:

(i)	all or any of the Capital Stock (other than directors’ or other legally required qualifying shares) of any Restricted Subsidiary (other than the Company);

(ii)	all or substantially all of the property and assets of an operating unit or business of the Parent or any of its Restricted Subsidiaries; or

(iii)
any other property and assets of the Parent or any of its Restricted Subsidiaries (other than the Capital Stock or assets of an Unrestricted Subsidiary) outside the ordinary course of business of the Parent or such Restricted Subsidiary;

provided that “Asset Sale” shall not include:

(A)	a Permitted Investment or a Restricted Payment that is permitted by Section 4.03;

(B)	a single transaction or a series of related transactions described in clauses (i), (ii) or (iii) above that have a fair market value of less than $1 million; or

(C)	sales or other dispositions of equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Parent or its Restricted Subsidiaries;

provided, however, that (x) a disposition of Receivables and Related Assets shall not be deemed to constitute an Asset Sale and (y) a disposition of all or substantially all the assets of the Parent and its Restricted Subsidiaries taken as a whole or a sale of the Company’s Capital Stock will be governed by Sections 4.11 and 5.01 and not by Section 4.09.

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Blockage Notice” has the meaning provided in Section 10.03.

“Board of Directors” means the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of such Board.

“Board Resolution” means a copy of a resolution, certified by the Secretary of the Parent or the Company, as applicable, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including all common stock and preferred stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Change of Control” means such time as:

(i)
any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Holders becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Parent, provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of the Parent than such other person or group and do not have the right or ability to elect a majority of the Board of Directors of the Parent (for purposes of this clause (i), such other “person” or “group” shall be deemed to beneficially own any Voting Stock of any other Person (the “specified entity”) held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (i)), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(ii)
individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Parent’s shareholders was approved by a vote of a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

(iii)
the Parent merges or consolidates with or into another Person or another Person merges or consolidates with or into the Parent, or all or substantially all of the assets of the Parent (determined on a consolidated basis) are sold to another Person (other than, in all such cases, a Person of which the Permitted Holders own more than 50% of the voting power of the Voting Stock), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, a majority of the aggregate voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes a Guarantor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(iv)	the Parent ceases to own, directly or indirectly, all of the Capital Stock of the Company (other than in connection with a merger of the Parent into the Company permitted by this Indenture).

“Closing Date” means the date on which the Notes are originally issued under this Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s common stock, whether now outstanding or issued after the date of this Indenture, including, without limitation, all series and classes of such common stock.

“Company” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to Article V of this Indenture and thereafter means the successor.

“Company Order” means a written request or order signed in the name of the Company (i) by its Chairman, a Vice Chairman, its President, its Chief Financial Officer or a Vice President and (ii) by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary and delivered to the Trustee; provided, however, that such written request or order may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors listed in such clause (i) and one of the officers listed in clause (ii) above.

“Consolidated Cash Flow” means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), all as determined on a consolidated basis for the Parent and its Restricted Subsidiaries in conformity with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Adjusted Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Adjusted Consolidated Net Income.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Parent and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense and to the extent incurred by the Parent or its Restricted Subsidiaries, without duplication:

(i)	interest expense attributable to Capitalized Lease Obligations and interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

(ii)	amortization of debt discount;

(iii)	capitalized interest;

(iv)	non-cash interest expense;

(v)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(vi)	net costs associated with Interest Rate Agreements;

(vii)	interest incurred in connection with Investments in discontinued operations;

(viii)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Parent or any Restricted Subsidiary;

(ix)	cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Parent) in connection with Indebtedness Incurred by such plan or trust; and

(x)
any premiums, fees, discounts, expenses and losses on the sale of Receivables and Related Assets (and any amortization thereof) payable in connection with a Receivables Program, as determined on a consolidated basis in conformity with GAAP;

and less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Refinancing Transactions and (B) the amortization during such period of other capitalized financing costs; provided however, that the aggregate amount of amortization relating to any such other capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 3.5% of the aggregate amount of the financing giving rise to such capitalized financing costs.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at 213 Court Street, Suite 902, Middletown, Connecticut 06457, Attention: Corporate Trust Services.

“Credit Agreement” means the Credit Agreement to be entered into among the Company, the lenders referred to therein, and Morgan Stanley Senior Funding, Inc. and Credit Suisse First Boston Corporation as Lead Arrangers, together with the related documents thereto (including the term loans and revolving loans thereunder and any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” shall mean The Depository Trust Company, its nominees, and their respective successors.

“Designated Senior Indebtedness” means (i) the Bank Indebtedness; and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of this Indenture.

“Equity Offering” means any primary offering of common stock of the Parent (other than Redeemable Stock) to Persons who are not Affiliates of the Parent other than (i) public offerings with respect to the Parent’s common stock registered on Form S-8 and (ii) issuances upon exercise of options by employees of the Parent or any of its Restricted Subsidiaries.

“Event of Default” has the meaning provided in Section 6.01.

“Excess Proceeds” has the meaning provided in Section 4.09.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means (i) any securities of the Company containing terms identical to the Notes (except that such Exchange Notes (A) shall be registered under the Securities Act and (B) shall have an interest rate equal to 8 5/8% per annum, without provision for adjustment as provided in the fourth paragraph of Section 1 of the Notes) that are issued and exchanged for the Notes pursuant to the Registration Rights Agreement and this Indenture and (ii) Additional Notes, if any, issued pursuant to a registration statement filed with the Commission under the Securities Act.

“Fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Fixed Charge Coverage Ratio” means the Interest Coverage Ratio; provided, however, that in calculating the Fixed Charge Coverage Ratio (i) Consolidated Interest Expense shall include and give pro forma effect to dividends paid on the Series B Convertible Preferred Stock and (ii) any such dividends on the Series B Convertible Preferred Stock shall be deducted from Adjusted Consolidated Net Income.

“Foreign Subsidiary” means any Restricted Subsidiary incorporated or organized in a jurisdiction other than the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. Unless otherwise specified, all ratios and computations contained or referred to in this Indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Global Notes” has the meaning provided in Section 2.01.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” when used as a verb shall have a correlative meaning.

“Guarantee” means a guarantee of the Notes by the Parent or any Subsidiary Guarantor, as the context requires.

“Guarantor” means the Parent and any Subsidiary Guarantor, as the context requires.

“Holder”, “Noteholder” or “Securityholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Parent. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 4.02, (i) amortization of debt discount or the accretion of principal with respect to a noninterest bearing or other discount security and (ii) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(i)	the principal in respect of all indebtedness of such Person for borrowed money, including any premium on such indebtedness to the extent such premium has become due and payable;

(ii)
the principal in respect of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any non-negotiable notes issued to insurance carriers in lieu of maintenance of policy reserves in connection with workers’ compensation and liability insurance programs), including any premium on such indebtedness to the extent such premium has become due and payable;

(iii)
all obligations of such Person for the reimbursement of any obligor in respect of letters of credit or other similar credit instruments, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clauses (i) or (ii) above or clauses (iv) or (v) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement);

(iv)
all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(v)	all Capitalized Lease Obligations of such Person;

(vi)
all obligations of the type referred to in clauses (i) through (v) and (vii) of other Persons secured by a Lien on any asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of such obligation shall be deemed to be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such obligation so secured;

(vii)	all obligations of the type referred to in clauses (i) through (v) of other Persons guaranteed by such Person to the extent such obligation is guaranteed by such Person; and

(viii)	Hedging Obligations.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

(A)
the principal amount of any noninterest bearing or other discount security at any date will be the principal amount thereof that would be shown on a balance sheet of such Person dated such date prepared in accordance with GAAP; and

(B)	Indebtedness shall not include any liability for federal, state, local or other taxes.

Notwithstanding the foregoing, in connection with the purchase by the Parent or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Indenture” means this Indenture as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemental to this Indenture entered into pursuant to the applicable provisions of this Indenture.

“Initial Notes” means (i) $300,000,000 aggregate principal amount at maturity of 8 5/8% Senior Subordinated Notes Due 2012 issued on the Closing Date and (ii) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act.

“Initial Purchasers” means (i) with respect to the Initial Notes issued on the Closing Date, Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, ABN AMRO, Incorporated, U.S. Bancorp Piper Jaffray Inc. and Wells Fargo Brokerage Services, LLC and (ii) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of

(i)
the aggregate amount of Consolidated Cash Flow for the then most recent four consecutive fiscal quarters ending prior to such Transaction Date for which internal financial statements are available (the “Four Quarter Period”) to

(ii)	the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation:

(A)
if the Parent or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Interest Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(B)
if the Parent or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Interest Coverage Ratio, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Parent or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C)
if since the beginning of such period the Parent or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Cash Flow for such period shall be reduced by an amount equal to Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to Consolidated Cash Flow (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D)
if since the beginning of such period the Parent or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E)
if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Parent or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Parent and shall include, with respect to any period, the reduction in costs that were directly attributable to such acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Closing Date, as if such reduction in costs had been effected as of the beginning of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness).

“Interest Payment Date” means each semiannual interest payment date on February 15 and August 15 of each year, commencing August 15, 2002.

“Interest Rate Agreement” means, in respect of a Person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and shall include:

(i)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(ii)
the fair market value of the Capital Stock (or any other Investment), held by the Parent or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of Section 4.05;

provided, however, that appreciation in the value of an Investment previously permitted by the terms of this Indenture shall not of itself constitute an Investment.

For purposes of the definition of “Unrestricted Subsidiary” set forth herein and Section 4.03:

(A)
“Investment” shall include the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the fair market value of the assets (net of liabilities (other than liabilities to the Parent or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

(B)
the fair market value of the assets (net of liabilities (other than liabilities to the Parent or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and

(C)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer;

in the case of each of (A), (B) and (C), as determined in good faith by the Board of Directors.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest to the extent that the obligation to do so has arisen).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(i)
with respect to any Asset Sale, the cash proceeds of such Asset Sale, including any cash payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest, component thereof) when received (except to the extent such obligations are financed or sold with recourse to the Parent or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash, net of:

(A)
all legal, accounting, investment banking and brokerage fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(B)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

(C)
all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, in order to obtain a necessary consent to such Asset Sale or by applicable law be repaid out of the proceeds from such Asset Sale;

(D)
appropriate amounts to be provided by the Parent or any Restricted Subsidiary of the Parent as a reserve against any liabilities associated with such Asset Sale, including pension and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(E)	all payments made with respect to liabilities directly associated with the assets which are the subject of the Asset Sale, including Trade Payables and other accrued liabilities; and

(ii)
with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-U.S. Person” means a person who is not a U.S. person, as defined in Regulation S.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(i)	the covenant of this Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(ii)	the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(iii)	that any Note not tendered will continue to accrue interest pursuant to its terms;

(iv)	that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(v)
that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(vi)
that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(vii)
that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, the Company shall:

(A)	accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

(B)	deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

(C)
deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company.

The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule
14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

“Offering Circular” means the Offering Circular, dated February 14, 2002, relating to the Notes.

“Officer” means, with respect to any Person, (i) the Chairman of the Board, the President, any Vice President, or the Chief Financial Officer, and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof. Each Officers’ Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

“Offshore Global Note” has the meaning provided in Section 2.01.

“Offshore Physical Notes” has the meaning provided in Section 2.01.

“Opinion of Counsel” means a written opinion signed by legal counsel who may be an employee of or counsel to the Parent or the Company. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e).

“Parent” means Graphic Packaging International Corporation and any successor thereto.

“Paying Agent” has the meaning provided in Section 2.04, except that, for the purposes of Article VIII, the Paying Agent shall not be the Parent or a Subsidiary of the Parent or an Affiliate of any of them. The term “Paying Agent” includes any additional Paying Agent.

“Payment Blockage Period” has the meaning provided in Section 10.03.

“Permitted Holders” means any trust, the primary beneficiaries of which are descendants of Adolph Coors, Sr. or spouses of such descendants, or the trustees of any such trusts or any Affiliates of such trusts.

“Permitted Investment” means:

(i)
an Investment in the Parent or a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Parent or a Restricted Subsidiary; provided that such person’s primary business is a Related Business on the date of such Investment;

(ii)	cash and Temporary Cash Investments;

(iii)
payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and are made in the ordinary course of business;

(iv)	loans or advances to employees made in the ordinary course of business of the Parent or its Restricted Subsidiaries and that do not in the aggregate exceed $3 million at any time outstanding;

(v)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in satisfaction of judgments;

(vi)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was acquired pursuant to and in compliance with Section 4.09;

(vii)
receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(viii)
an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the Closing Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

(ix)
an Investment in any Person where such Investment was acquired by the Parent or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(x)	Hedging Obligations entered into in the ordinary course of the Parent’s or any Restricted Subsidiary’s business and not for the purpose of speculation; and

(xi)
an Investment in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided, however, that (A) such Investment is made by a Receivables Subsidiary and (B) the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consist of Receivables and Related Assets of such Receivables Subsidiary.

“Permitted Liens” means:

(i)	Liens in favor of the Parent or a Restricted Subsidiary;

(ii)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(iii)	Liens on assets of Restricted Subsidiaries to secure Indebtedness of Restricted Subsidiaries that was permitted by the terms of the Indenture to be incurred;

(iv)	Liens existing on the Closing Date;

(v)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(vi)
Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect the Parent or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(vii)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Parent or its Restricted Subsidiaries relating to such property or assets;

(viii)
Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Parent or any Restricted Subsidiary other than the property or assets acquired;

(ix)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(x)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi)
Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Parent and its Restricted Subsidiaries prior to the Closing Date;

(xii)
Liens securing (A) Bank Indebtedness, (B) Hedging Obligations payable to a lender (or an Affiliate of such lender) under the Credit Agreement or to a Person that was a lender or an Affiliate thereof at the time the relevant Currency Agreement or Interest Rate Agreement was entered into to the extent such Obligations are secured by Liens on assets also securing such Bank Indebtedness and (C) all other Obligations under and in respect of the Credit Agreement;

(xiii)
Liens securing Indebtedness which is Incurred to refinance Secured Indebtedness which is permitted to be Incurred under Section 4.02(b)(v); provided that such Liens do not extend to or cover any property or assets of the Parent or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(xiv)
Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (A) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with Section 4.02, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (C) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(xv)	any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease;

(xvi)	Liens arising from filing Uniform Commercial Code financing statements regarding leases; and

(xvii)	Liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Receivables Program.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political organization.

“Physical Notes” has the meaning provided in Section 2.01.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, including all series and classes of such preferred or preference stock.

“Principal” of a debt security, including the Notes, means the principal amount due on the Stated Maturity as shown on such debt security.

“Private Placement Legend” means the legend initially set forth on the Notes in the form set forth in Section 2.02.

“Purchase Agreement” means (i) with respect to the Initial Notes, the Purchase Agreement, dated as of February 14, 2002, as amended by Amendment No. 1 to the Purchase Agreement, dated as of February 21, 2002 by and among the Company, the Parent and the Initial Purchasers and (ii) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company and the Persons purchasing such Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Receivables and Related Assets” means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

“Receivables Program” means with respect to any Person, any accounts receivable securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including a trust, limited liability company, special purpose entity or other similar entity.

“Receivables Subsidiary” means a Wholly Owned Subsidiary (i) created for the purpose of financing receivables created in the ordinary course of business of the Parent and its Subsidiaries and (ii) the sole assets of which consist of Receivables and Related Assets of the Parent and its Subsidiaries and related Permitted Investments.

“Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise:

(i)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Redeemable Stock) pursuant to a sinking fund or otherwise;

(ii)	is convertible or exchangeable at the option of the holder for Indebtedness or Redeemable Stock; or

(iii)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case prior to the Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued to any employee, consultant or director or to any plan for the benefit of employees, directors and/or consultants of the Parent or its Subsidiaries or by any such plan to such employees, directors and/or consultants, such Capital Stock shall not constitute Redeemable Stock solely because it may be required to be repurchased by the Parent in order to satisfy obligations as a result of such employee’s, director’s or consultant’s death or disability; and provided further, however, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Notes contained in Sections 4.09 and 4.11 and such Capital Stock specifically provides that such Person will not be required to repurchase or redeem any such stock pursuant to such provision prior to the repurchase of Notes required to be repurchased pursuant to Sections 4.09 and 4.11.

The amount of any Redeemable Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were redeemed, repaid or repurchased on any date on which the amount of such Redeemable Stock is to be determined pursuant to the Indenture; provided, however, that if such Redeemable Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Redeemable Stock as reflected in the most recent financial statements of such Person.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which such Note is to be redeemed pursuant to this Indenture.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Parent or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(i)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(ii)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(iii)
such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include Indebtedness of (A) a Restricted Subsidiary (other than the Company) that Refinances Indebtedness of the Company or the Parent or (B) the Parent or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Refinancing Transactions” means the issuance of the Notes and the refinancing and replacement of the Credit Agreement and the application of the proceeds therefrom as described in the Offering Circular.

“Registrar” has the meaning provided in Section 2.04.

“Registration Rights Agreement” means (i) with respect to the Initial Notes, the Registration Rights Agreement, dated as of February 28, 2002, among the Company, the Parent and the Initial Purchasers, and certain permitted assigns specified therein and (ii) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company, the Parent and the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Registration Statement” means the Registration Statement as defined and described in the Registration Rights Agreement.

“Regular Record Date” for the interest payable on any Interest Payment Date means the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Regulation S” means Regulation S under the Securities Act.

“Related Business” means any business in which the Parent or any of its Restricted Subsidiaries was engaged on the Closing Date and any business reasonably related, ancillary or complementary to the business of the Parent or any of its Restricted Subsidiaries on the Closing Date.

“Representative” means any trustee, agent or representative, if any, of an issue of Senior Indebtedness.

“Responsible Officer,” when used with respect to the Trustee, means the chairman or any vice chairman of the board of directors, the chairman or any vice chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, any assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Payments” has the meaning provided in Section 4.03.

“Restricted Subsidiary” means any Subsidiary of the Parent (including the Company) other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“Sale/Leaseback Transaction” means an agreement relating to property now owned or hereafter acquired whereby the Parent or a Restricted Subsidiary transfers such property to a Person and the Parent or a Restricted Subsidiary leases it back from such Person.

“Secured Indebtedness” means, with respect to a Person, any Indebtedness of such Person that is secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Register” has the meaning provided in Section 2.04.

“Senior Indebtedness” means, with respect to a Person:

(i)	Indebtedness of such Person, whether outstanding on the Closing Date or thereafter Incurred; and

(ii)
accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization or any similar proceeding relating to such Person whether or not post-filing interest is allowed in such proceeding), premiums, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable in respect of (A) Indebtedness of such Person for money borrowed (including Bank Indebtedness), (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable and (C) all Hedging Obligations payable to a Person that was a lender under the Credit Agreement (or an Affiliate of such lender) at the time such Currency Agreement or Interest Rate Agreement pursuant to which such Obligations are payable was entered into, unless, in the case of clauses (i) and (ii) in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or pari passu in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include:

(A)	any obligation of such Person to any Subsidiary;

(B)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(C)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(D)	any Indebtedness of a Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of a Person; or

(E)
that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture, unless the Indebtedness is Bank Indebtedness and was extended by the lenders in reliance on a certificate executed and delivered by the president, chief executive officer or chief financial or accounting officer of the Company or the applicable Guarantor, in which certificate, such officer certified that the Incurrence of such Indebtedness was permitted under Section 4.02.

“Senior Subordinated Indebtedness” means, with respect to a Person, the Notes (in the case of the Company), a Guarantee (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person that is not Senior Indebtedness of such Person.

“Series B Convertible Preferred Stock” means the 10% Series B Convertible Preferred Stock of the Parent issued at a stated value of $100.0 million which shall have such terms as are contained in the certificate of incorporation with respect to such preferred stock on the Closing Date.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that would be a “Significant Subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies and its successors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final installment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such securities at the option of the Holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Closing Date or thereafter Incurred) which is subordinate or junior in right of payment to, in the case of the Company, the Notes or, in the case of a Guarantor, its Guarantee, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Parent.

“Subsidiary Guarantor” means each domestic Subsidiary of the Parent (other than the Company) in existence on the Closing Date and any domestic Restricted Subsidiary created or acquired by the Parent after the Closing Date.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Successor Company” has the meaning provided in Section 5.01.

“Temporary Cash Investment” means any of the following:

(i)	direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(ii)
time deposit accounts, bankers’ acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(iii)
repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above;

(iv)
commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(v)
securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbb), as in effect on the date this Indenture was executed, except as provided in Section 9.06.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means with respect to the Incurrence of any Indebtedness by the Parent or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date of the Notes (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2007; provided, however, that if the period from the redemption date to February 15, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 15, 2007, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of Article VII of this Indenture and thereafter means such successor.

“United States Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and as codified in Title 11 of the United States Code, as amended from time to time hereafter, or any successor federal bankruptcy law.

“U.S. Global Note” has the meaning provided in Section 2.01.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“U.S. Physical Notes” has the meaning provided in Section 2.01.

“Unrestricted Subsidiary” means:

(i)
Golden Properties Limited and Kalamazoo Valley Partnership and their respective successors, provided in the case of any such successor that the property and assets of such successor at the time it becomes an Unrestricted Subsidiary do not include any property or assets of the Parent or any of its Restricted Subsidiaries;

(ii)	any Subsidiary of the Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(iii)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary (other than the Company, but including any newly acquired or newly formed Subsidiary of the Parent) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(A)
any guarantee by the Parent or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness by the Parent or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

(B)	either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.03; and

(C)	if applicable, the Incurrence of Indebtedness referred to in clause (A) of this proviso would be permitted under Section 4.02.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation

(x)	the Parent could Incur $1.00 of additional Indebtedness under Section 4.02(a) and

(y)	no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.    Incorporation by Reference of Trust Indenture Act.    Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and each Guarantee;

“indenture security holder” means a Holder or a Securityholder;

“indenture to be qualified” means this Indenture and each guarantee;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the indenture securities means the Parent, the Company, each Subsidiary Guarantor and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a rule of the Commission and not otherwise defined herein have the meanings assigned to them therein.

Section 1.03.    Rules of Construction.    Unless the context otherwise requires:

(i)	a term has the meaning assigned to it;

(ii)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)	“or” is not exclusive;

(iv)	“including” means including without limitation;

(v)	words in the singular include the plural, and words in the plural include the singular;

(vi)	unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(vii)	provisions apply to successive events and transactions;

(viii)	“herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(ix)	all ratios and computations based on GAAP contained in this Indenture shall be computed in accordance with the definition of GAAP set forth in Section 1.01;

(x)	all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated; and

(xi)	all references to the date the Notes were originally issued shall refer to the date the Initial Notes were originally issued.

ARTICLE II

THE NOTES

Section 2.01.    Form and Dating.    The Notes and the Trustee’s certificate of authentication shall be substantially in the form annexed hereto as Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange agreements to which the Company is subject or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on the Notes. Each Note shall be dated the date of its authentication.

The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture. To the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a single permanent global Note in registered form, substantially in the form set forth in Exhibit A

(the “U.S. Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the U.S. Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of a single permanent global Note in registered form substantially in the form set forth in Exhibit A (the “Offshore Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Offshore Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

Notes offered and sold in reliance on Regulation D under the Securities Act shall be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A (the “U.S. Physical Notes”). Notes issued pursuant to Section 2.07 in exchange for interests in the Offshore Global Note shall be in the form of permanent certificated Notes in registered form substantially in the form set forth in Exhibit A (the “Offshore Physical Notes”).

The Offshore Physical Notes and U.S. Physical Notes are sometimes collectively herein referred to as the “Physical Notes.” The U.S. Global Note and the Offshore Global Note are sometimes referred to herein as the “Global Notes.”

The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

Section 2.02.    Restrictive Legends.    Unless and until a Note is exchanged for an Exchange Note in connection with an effective Registration Statement pursuant to the Registration Rights Agreement, (i) the U.S. Global Note and each U.S. Physical Note shall bear the legend, set forth below on the face thereof and (ii) the Offshore Global Note and the Offshore Physical Notes shall bear the legend set forth below on the face thereof until at least 41 days after the Closing Date and receipt by the Company and the Trustee of a certificate substantially in the form of Exhibit B hereto.

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

Each Global Note, whether or not an Exchange Note, shall also bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.08 OF THE INDENTURE.

Section 2.03.    Execution, Authentication and Denominations.    The Notes shall be executed by an Officer of the Company listed in clause (i) of the definition of Officer herein and attested by an Officer of the Company listed in clause (ii) of such definition. The signature of any of these Officers on the Notes may be by facsimile or manual signature in the name and on behalf of the Company.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee or authenticating agent authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(a) The Trustee or an authenticating agent shall, upon receipt of a Company Order, (i) authenticate for original issue (i) Notes in the aggregate principal amount of up to $300,000,000, (ii) any Additional Notes in an aggregate principal amount specified in the Company Order and (iii) any Exchange Notes that may be issued pursuant to the Registration Rights Agreement.

Such Company Order shall specify the amount of Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the amount set forth above except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.06, 2.09, 2.10 or 2.11.

The Trustee may appoint an authenticating agent to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such authenticating agent. An authenticating agent has the same rights as an agent to deal with the Company or an Affiliate of the Company.

The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 in principal amount and any integral multiple of $1,000 in excess thereof.

Section 2.04.    Registrar and Paying Agent.    The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall cause the Registrar to keep a register of the Notes and of their transfer and exchange (the “Security Register”). The Company may have one or more co-Registrars and one or more additional Paying Agents.

The Company shall enter into an appropriate agency agreement with any agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall give prompt written notice to the Trustee of the name nd address of any such agent and any change in the address of such agent. If the Company fails to maintain a Registrar, Paying Agent or agent for service of notices and demands, the Trustee shall act as such Registrar, Paying Agent or agent for service of notices and demands. The Company may remove any agent upon written notice to such agent and the Trustee; provided that no such removal shall become effective until (i) the acceptance of an appointment by a successor agent to such agent as evidenced by an appropriate agency agreement entered into by the Company and such successor agent and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as such agent until the appointment of a successor agent in accordance with clause (i) of this proviso. The Company, any Subsidiary of the Company, or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar, or agent for service of notice and demands.

The Company initially appoints the Trustee as Registrar, Paying Agent, authenticating agent and agent for service of notice and demands. If, at any time, the Trustee is not the Registrar, the Registrar shall make available to the Trustee on or before each Interest Payment Date and at such other times as the Trustee may reasonably request, the names and addresses of the Holders as they appear in the Security Register.

Section 2.05.    Paying Agent to Hold Money in Trust.    Not later than 11:00 A.M New York City time on each due date of the principal, premium, if any, and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Company or any Subsidiary of the Company or any Affiliate of any of them acts as Paying Agent, it will, on or before each due date of any principal of, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and will promptly notify the Trustee of its action or failure to act.

Section 2.06.    Transfer and Exchange.    The Notes are issuable only in registered form. A Holder may transfer a Note by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this Indenture. No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Security Register. Prior to the registration of any transfer by a Holder as provided herein, the Company, the Trustee, and any agent of the Company shall treat the person in whose name the Note is registered as the owner thereof for all purposes whether or not the Note shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. Furthermore, any Holder of a U.S. Global Note shall, by acceptance of such U.S. Global Note, agree that transfers of beneficial interests in such U.S. Global Note may be effected only through a book entry system maintained by the Holder of such U.S. Global Note (or its agent) and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry. When Notes are presented to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations (including an exchange of Notes for Exchange Notes), the Registrar shall register the transfer or make the exchange as requested if its requirements for such transactions are met; provided that no exchanges of Notes for Exchange Notes shall occur until a Registration Statement shall have been declared effective by the Commission and that any Notes that are exchanged for Exchange Notes shall be cancelled by the Trustee. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange or redemption of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or other similar governmental charge payable upon exchanges pursuant to Section 2.11, 3.08 or 9.04).

The Registrar shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.03 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Section 2.07.    Book-Entry Provisions for Global Notes.

(a)
The U.S. Global Note and Offshore Global Note initially shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as set forth in Section 2.02.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(b)
Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with the rules and procedures of the Depositary and the provisions of Section 2.08. In addition, U.S. Physical Notes and Offshore Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the U.S. Global Note or the Offshore Global Note, respectively, if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the U.S. Global Note or the Offshore Global Note, as the case may be, and a successor depositary is not appointed by the Company within 120 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request to the foregoing effect from the Depositary.

(c)
Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(d)
In connection with any transfer of a portion of the beneficial interests in a Global Note to beneficial owners pursuant to paragraph (b) of this Section, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in such Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and amount.

(e)
In connection with the transfer of the entire U.S. Global Note or Offshore Global Note to beneficial owners pursuant to paragraph (b) of this Section, the U.S. Global Note or Offshore Global Note, as the case may be, shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in the U.S. Global Note or Offshore Global Note, as the case may be, an equal aggregate principal amount of U.S. Physical Notes or Offshore Physical Notes, as the case may be, of authorized denominations.

(f)
Any U.S. Physical Note delivered in exchange for an interest in the U.S. Global Note pursuant to paragraph (b) or (d) of this Section shall, except as otherwise provided by paragraph (f) of Section 2.08, bear the legend regarding transfer restrictions applicable to the U.S. Physical Note set forth in Section 2.02.

(g)
Any Offshore Physical Note delivered in exchange for an interest in the Offshore Global Note pursuant to paragraph (b) of this Section shall, except as otherwise provided by paragraph (f) of Section 2.08, bear the legend regarding transfer restrictions applicable to the Offshore Physical Note set forth in Section 2.02.

(h)
The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(i)
QIBs that are beneficial owners of interests in a U.S. Global Note may receive Physical Notes (which shall bear the Private Placement Legend if required by Section 2.02) in accordance with the procedures of the Depositary. In connection with the execution, authentication and delivery of such Physical Notes, the Registrar shall reflect on its books and records a decrease in the principal amount of the relevant U.S. Global Note equal to the principal amount of such Physical Notes and the Company shall execute and the Trustee shall authenticate and deliver one or more Physical Notes having an equal aggregate principal amount.

Section 2.08.    Special Transfer Provisions.    Unless and until a Note is exchanged for an Exchange Note in connection with an effective Registration pursuant to the Registration Rights Agreement, the following provisions shall apply:

(a)
Transfers to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of a Note to any Institutional Accredited Investor which is not a QIB (excluding Non-U.S. Persons):

(i)
The Registrar shall register the transfer of any Note, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the time period referred to in Rule 144(k) under the Securities Act as in effect with respect to such transfer or (y) the proposed transferee has delivered to the Registrar (A) a certificate substantially in the form of Exhibit C hereto and (B) if the aggregate principal amount of the Notes being transferred is less than $100,000 at the time of such transfer, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act.

(ii)
If the proposed transferor is an Agent Member holding a beneficial interest in the U.S. Global Note, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the U.S. Global Note in an amount equal to the principal amount of the beneficial interest in the U.S. Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more U.S. Physical Notes of like tenor and amount.

(b)
Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a U.S. Physical Note or an interest in the U.S. Global Note to a QIB (excluding Non-U.S. Persons):

(i)
If the Note to be transferred consists of (x) U.S. Physical Notes, the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A or (y) an interest in the U.S. Global Note, the transfer of such interest may be effected only through the book entry system maintained by the Depositary.

(ii)
If the proposed transferee is an Agent Member, and the Note to be transferred consists of U.S. Physical Notes, upon receipt by the Registrar of the documents referred to in clause (i) and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the U.S. Global Note in an amount equal to the principal amount of the U.S. Physical Notes, to be transferred, and the Trustee shall cancel the U.S. Physical Note so transferred.

(c)
Transfers of Interests in the Offshore Global Note or Offshore Physical Notes.    The following provisions shall apply with respect to any transfer of interests in the Offshore Global Note or Offshore Physical Notes:

(i)	prior to the removal of the Private Placement Legend from the Offshore Global Note or Offshore Physical Notes pursuant to Section 2.02, the Registrar shall refuse to register such transfer; and

(ii)	after such removal, the Registrar shall register the transfer of any such Note without requiring any additional certification.

(d)	Intentionally Omitted.

(e)	Transfers to Non-U.S. Persons at Any Time. The following provisions shall apply with respect to any transfer of a Note to a Non-U.S. Person:

(i)
The Registrar shall register any proposed transfer to any Non-U.S. Person if the Note to be transferred is a U.S. Physical Note or an interest in the U.S. Global Note only upon receipt of a certificate substantially in the form of Exhibit D from the proposed transferor.

(ii)
(a) If the proposed Transferor is an Agent Member holding a beneficial interest in the U.S. Global Note, upon receipt by the Registrar of (x) the documents required by paragraph (i) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount at maturity of the U.S. Global Note in an amount equal to the principal amount at maturity of the beneficial interest in the U.S. Global Note to be transferred, and (b) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount at maturity of the Offshore Global Note in an amount equal to the principal amount at maturity of the U.S. Physical Notes or the U.S. Global Note, as the case may be, to be transferred, and the Trustee shall cancel the Physical Note, if any, so transferred or decrease the amount of the U.S. Global Note.

(f)	Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the

Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless either (i) the circumstances contemplated by paragraphs (a)(i)(x) or (e)(ii) of this Section 2.08 exist or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(g)
General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.07 or this Section 2.08. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

Section 2.09.    Replacement Notes.    If a mutilated Note is surrendered to the Trustee or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding; provided that the requirements of the second paragraph of Section 2.10 are met. If required by the Trustee or the Company, an indemnity bond must be furnished that is sufficient in the judgment of both the Trustee and the Company to protect the Company, the Trustee or any Agent from any loss that any of them may suffer if a Note is replaced. The Company may charge such Holder for its expenses and the expenses of the Trustee in replacing a Note. In case any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Company and shall be entitled to the benefits of this Indenture.

Section 2.10.    Outstanding Notes.    Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.10 as not outstanding.

If a Note is replaced pursuant to Section 2.09, it ceases to be outstanding unless and until the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent (other than the Company or an Affiliate of the Company) holds on the maturity date money sufficient to pay Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them shall cease to accrue.

A Note does not cease to be outstanding because the Company or one of its Affiliates holds such Note, provided, however, that, in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.11.    Temporary Notes.    Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officers executing the temporary Notes, as evidenced by their execution of such temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company designated for such purpose pursuant to Section 2.04, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.12.    Cancellation.    The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for transfer, exchange, payment or cancellation and shall destroy them in accordance with its normal procedure. Certification of destruction of all cancelled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes it has paid in full or delivered to the Trustee for cancellation.

Section 2.13.    CUSIP Numbers.    The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and the Trustee shall use CUSIP numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

Section 2.14.    Defaulted Interest.    If the Company defaults in a payment of interest on the Notes, it shall pay, or shall deposit with the Paying Agent money in immediately available funds sufficient to pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date. A special record date, as used in this Section 2.14 with respect to the payment of any defaulted interest, shall mean the 15th day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a Business Day. At least 15 days before the subsequent special record date, the Company shall mail to each Holder and to the Trustee a notice that states the subsequent special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.15.    Holder Lists.    The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes, and the Company shall otherwise comply with TIA Section 312(a).

Section 2.16.    Issuance of Additional Notes.    The Company shall be entitled, subject to its compliance with Section 4.02, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Closing Date, other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto. The Initial Notes issued on the Closing Date, any Additional Notes and all Exchange Notes or Private Exchange Notes issued in exchange therefor shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in a resolution of the Board of Directors and an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(i)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(ii)
the issue price and the issue date of such Additional Notes and the amount of interest payable on the first payment date applicable thereto; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code; and

(iii)	whether such Additional Notes shall be transfer restricted securities and issued in the form of Initial Notes or in the form of Exchange Notes.

ARTICLE III

REDEMPTION

Section 3.01.    Right of Redemption.     The Notes may be redeemed at the election of the Company, in whole or in part, at any time and from time to time on or after February 15, 2007 and prior to maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of their principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date) if redeemed during the 12-month period commencing on February 15 of the applicable year set forth below:

Year	Redemption Price
2007	104.313%
2008	102.875%
2009	101.438%
2010 and thereafter	100.000%

Prior to February 15, 2005, the Company may at its option on one or more occasions redeem the Notes (including Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes (which includes Additional Notes, if any) originally issued at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the Net Cash Proceeds from one or more Equity Offerings (provided that the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed by the Parent to the equity capital of the Company); provided, however, that (i) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) originally issued remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Parent or its Affiliates) and (ii) each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to February 15, 2007, the Company may redeem the Notes as a whole upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption.

Section 3.02.    Notices to Trustee.    If the Company elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Notes to be redeemed.

The Company shall give each notice provided for in this Section 3.02 in an Officers’ Certificate at least 45 days before the Redemption Date (unless a shorter period shall be satisfactory to the Trustee).

Section 3.03.    Selection of Notes to Be Redeemed.    If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements, as certified to it by the Company, of the principal national securities exchange on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided that no Notes of $1,000 in principal amount or less shall be redeemed in part.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. Notes in denominations of $1,000 in principal amount may only be redeemed in whole. The Trustee may select for redemption portions (equal to $1,000 in principal amount or any integral multiple thereof) of Notes that have denominations larger than $1,000 in principal amount. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

Section 3.04.    Notice of Redemption.    With respect to any redemption of Notes pursuant to Section 3.01, at least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first class mail to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(i)	the Redemption Date;

(ii)	the Redemption Price;

(iii)	the name and address of the Paying Agent;

(iv)	that Notes called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price;

(v)
that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued interest to the Redemption Date upon surrender of the Notes to the Paying Agent;

(vi)
that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such

Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued; and

(vii)
that, if any Note contains a CUSIP number as provided in Section 2.13, no representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes.

At the Company’s request (which request may be revoked by the Company at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least 45 days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption in the name and at the expense of the Company. If, however, the Company gives such notice to the Holders, the Company shall concurrently deliver to the Trustee an Officers’ Certificate stating that such notice has been given.

Section 3.05.    Effect of Notice of Redemption.    Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price. Upon surrender of any Notes to the Paying Agent, such Notes shall be paid at the Redemption Price, plus accrued interest, if any, to the Redemption Date.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

Section 3.06.    Deposit of Redemption Price.    Prior to 11:00 A.M. New York City time on any Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, shall segregate and hold in trust as provided in Section 2.05) money sufficient to pay the Redemption Price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date that have been delivered by the Company to the Trustee for cancellation. The Trustee or Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

Section 3.07.    Payment of Notes Called for Redemption.    If notice of redemption has been given in the manner provided above, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Company shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Company at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Regular Record Date.

Section 3.08.    Notes Redeemed in Part.    Upon surrender of any Note that is redeemed in part, pursuant to the provisions of Section 3.03 of this Indenture, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note equal in principal amount to the unredeemed portion of such surrendered Note.

ARTICLE IV

COVENANTS

Section 4.01.    Payment of Notes.    The Company shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal, premium, if any, or interest shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company, a Subsidiary of the Company, or any Affiliate of any of them) holds on that date money designated for and sufficient to pay the installment. If the Company or any Subsidiary of the Company or any Affiliate of any of them, acts as Paying Agent, an installment of principal, premium, if any, or interest shall be considered paid on the due date if the entity acting as Paying Agent complies with the last sentence of Section 2.05. As provided in Section 6.09, upon any bankruptcy or reorganization procedure relative to the Company, the Trustee shall serve as the Paying Agent, if any, for the Notes.

The Company shall pay interest on overdue principal, premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum specified in the Notes.

Section 4.02.    Limitation on Indebtedness.

(a)
The Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided that the Parent and any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

(b)	Notwithstanding the foregoing paragraph (a), the Parent and any Restricted Subsidiary may Incur any or all of the following Indebtedness:

(i)
Indebtedness of the Parent or any Restricted Subsidiary Incurred pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (i) and then outstanding does not exceed $450 million, less (A) the sum of all principal amounts of Indebtedness permanently repaid as provided in Section 4.09 and (B) the then outstanding principal amount of Indebtedness arising under any Receivables Program that was Incurred pursuant to Section 4.02(b)(x);

(ii)	Indebtedness owed to and held by (A) the Parent evidenced by a promissory note or (B) any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the obligor thereon;

(iii)	the Notes and the Exchange Notes (other than Additional Notes);

(iv)	Indebtedness outstanding on the Closing Date (other than Indebtedness described in clauses (i), (ii) or (iii) of this Section 4.02(b));

(v)
Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.02(a) or pursuant to clause (iii) or (iv) or this clause (v) of this Section 4.02(b); provided that if the Indebtedness to be refinanced is not Senior Indebtedness, then such Indebtedness shall rank no more senior than, and shall be at least as subordinated in right of payment, to the Notes as the Indebtedness being refinanced;

(vi)
Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Parent or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Parent (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Parent for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Parent or any Restricted Subsidiary in connection with such disposition;

(vii)	Indebtedness of the Parent or a Restricted Subsidiary, to the extent the net proceeds thereof are promptly deposited to defease the Notes in accordance with Article VIII;

(viii)
any Guarantee by the Company or any Guarantor of Indebtedness or other obligations of the Parent or any Restricted Subsidiary or any Guarantee by a Foreign Subsidiary of Indebtedness or other obligations of another Foreign Subsidiary so long as the Incurrence of such Indebtedness by the Parent or such Restricted Subsidiary is permitted by the terms of this Indenture;

(ix)
Indebtedness consisting of Capitalized Lease Obligations or purchase money obligations or other Indebtedness Incurred with respect to assets other than Capital Stock or other Investments, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Parent or such Restricted Subsidiary, in an aggregate principal amount (other than purchase money obligations that are (A) Incurred in the ordinary course of business to finance the purchase of tangible personal property and (B) secured with such tangible assets and the sole recourse with respect to such obligations is such assets) not to exceed $25 million at any time outstanding;

(x)
Indebtedness Incurred by a Receivables Subsidiary pursuant to a Receivables Program; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (x) plus any Indebtedness Incurred pursuant to Section 4.02(b)(i) and outstanding on the date of such Incurrence, does not exceed $450 million, less the sum of all principal amounts of Indebtedness Incurred pursuant to Section 4.02(b)(i) that is permanently repaid as provided in Section 4.09; and

(xi)
Indebtedness of the Parent or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Parent and the Restricted Subsidiaries Incurred pursuant to this clause (xi) and outstanding on the date of such Incurrence, does not exceed $25 million.

(c)
Notwithstanding any other provision of this Section 4.02, the maximum amount of Indebtedness that the Parent or a Restricted Subsidiary may Incur pursuant to this Section 4.02 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(d)	For purposes of determining any particular amount of Indebtedness under this Section 4.02,

(i)	guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

(ii)	any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.08 shall not be treated as Indebtedness.

For purposes of determining compliance with this Section 4.02, (A) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Parent, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and (B) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

Section 4.03.    Limitation on Restricted Payments.

(a)	The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(i)
declare or pay any dividend or make any distribution on its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Redeemable Stock) and (B) pro rata dividends or distributions made by a Subsidiary that is not a Wholly Owned Restricted Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)) held by Persons other than the Parent or any of its Restricted Subsidiaries;

(ii)
purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (x) the Parent held by any Person or (y) a Restricted Subsidiary held by any Affiliate of the Parent (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Parent that is not Redeemable Stock);

(iii)
purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to Stated Maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Parent or a Restricted Subsidiary that is subordinated in right of payment to the Notes (other than the purchase, repurchase or other acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of such purchase, repurchase or other acquisition); or

(iv)	make any Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (i) through (iv) of this Section 4.03(a) being collectively “Restricted Payments”)

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(B)	the Parent could not Incur at least $1.00 of Indebtedness under Section 4.02(a); or

(C)	the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of (without duplication):

(1)
50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter beginning immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which internal financial statements are available,

(2)
100% of the aggregate Net Cash Proceeds received by the Parent after the Closing Date from the issuance and sale of its Capital Stock (other than Redeemable Stock and other than an issuance or sale to a Subsidiary of the Parent) and 100% of any cash capital contribution received by the Parent from its shareholders subsequent to the Closing Date;

(3)
the amount by which Indebtedness of the Parent or any Restricted Subsidiary is reduced on the Parent’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Parent) subsequent to the Closing Date of any Indebtedness of the Parent or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Redeemable Stock) of the Parent (less the amount of any cash, or the fair value of any other property, distributed by the Parent or any Restricted Subsidiary upon such conversion or exchange); and

(4)
an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Parent or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b)	The restrictions contained in Section 4.03(a) shall not be violated by reason of:

(i)	the payment of any dividend within 60 days after the date of declaration thereof if at the declaration date such payment would have complied with this Section 4.03;

(ii)
the purchase, redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness permitted to be Incurred under Section 4.02;

(iii)
any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Parent (other than Redeemable Stock) or a substantially concurrent cash capital contribution received by the Parent from its shareholders, provided that any such Net Cash Proceeds used to make a Restricted Payment shall not be included for purposes of clause (C)(2) of Section 4.03(a);

(iv)
so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends on the Series B Convertible Preferred Stock; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available prior to the date of such determination, after giving effect to such dividend on a pro forma basis, the Fixed Charge Coverage Ratio would be at least 2.0:1;

(v)
so long as no Default or Event of Default shall have occurred and be continuing, the repurchase or other acquisition of shares, or options to purchase shares, of Capital Stock of the Parent or any of its Subsidiaries from employees, former employees, consultants, former consultants, directors or former directors of the Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, consultants, former consultants, directors or former directors) upon death, disability, retirement or termination of employment or pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such persons purchase or sell, or are granted the option to purchase or sell, shares of such stock; provided, however, that the aggregate amount of such repurchases shall not exceed (A) (x) $1.5 million in any calendar year (unless such repurchases are made with the proceeds of insurance policies and the shares of Capital Stock are repurchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries); provided, however, that the Parent may purchase up to an additional $3.0 million in any calendar year (with any unused amount to be carried forward to the next calendar year) plus (y) the aggregate Net Cash Proceeds from any reissuance during such calendar year of Capital Stock (other than Redeemable Stock) to employees or directors of the Parent or its Subsidiaries and (B) $10.0 million following the Closing Date;

(vi)
so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments made pursuant to this clause (vi), does not exceed $30 million, plus, to the extent Restricted Payments made pursuant to this clause (vi) are Investments made by the Parent or any of its Restricted Subsidiaries in any Person and such Investment is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, an amount equal to the lesser of (i) such cash (less the cost of disposition, if any) and (ii) the amount of such Restricted Payment; provided that the amount of such cash will be excluded for purposes of clause (C)(4) of Section 4.03(a) and provided further that the amount of Restricted Payments permitted pursuant to this clause (vi) shall in no event exceed $30 million at any time; and

(vii)	the deemed repurchase of Capital Stock by the Company on the exercise of stock options.

(c)
Each Restricted Payment permitted pursuant to clauses (i), (iv) and (v) of Section 4.03(b) (other than repurchases of Capital Stock with the proceeds of insurance policies referred to in Section 4.03(b)(v)) shall be included (without duplication) in calculating whether the conditions of clause (C) of Section 4.03(a) have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Parent are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C)(2) of Section 4.03(a) only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

Section 4.04.    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)
The Parent will not, and will not permit any Restricted Subsidiary (other than the Company) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i)
pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company (or, in the case of a Restricted Subsidiary of the Parent that is not the Company or a Subsidiary of the Company, by the Parent) or any other Restricted Subsidiary;

(ii)
pay any Indebtedness owed to the Company (or, in the case of a Restricted Subsidiary of the Parent that is not the Company or a Subsidiary of the Company, to the Parent) or any other Restricted Subsidiary;

(iii)	make loans or advances to the Company (or, in the case of a Restricted Subsidiary of the Parent that is not the Company or a Subsidiary of the Company, to the Parent); or

(iv)	transfer any of its property or assets to the Company (or, in the case of a Restricted Subsidiary of the Parent that is not the Company or a Subsidiary of the Company, to the Parent).

(b)	The foregoing Section 4.04(a) shall not restrict any encumbrances or restrictions:

(i)	pursuant to an agreement in effect at or entered into on the date of the Indenture;

(ii)
with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Parent (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Parent or in contemplation of the transaction) and outstanding on such date; provided, however, that such encumbrances or restrictions are not applicable to the Parent or any other Restricted Subsidiary or the property or assets of the Parent or any other Restricted Subsidiary other than such Person (or its Subsidiaries) or the property or assets of such Person (or its Subsidiaries) so acquired;

(iii)
with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 4.04(b) or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this Section 4.04(b) or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are, in the good faith judgment of the Board of Directors, no less favorable in any material respect to the Holders of the Notes than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements of such Restricted Subsidiary in effect on the Closing Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(iv)	in the case of Section 4.04(a)(iv), that

(A)	restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B)
exist by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent or any Restricted Subsidiary not otherwise prohibited by the Indenture, or

(C)
arise or are agreed to in the ordinary course of business, not relating to any Indebtedness, and do not, individually or in the aggregate, detract from the value of property or assets of the Parent or any Restricted Subsidiary in any manner material to the Parent or any Restricted Subsidiary;

(v)	that arise or exist by reason of applicable law or any applicable rule, regulation or order;

(vi)	that result from purchase money obligations for property acquired in the ordinary course of business of the nature described in Section 4.04(a)(iv) on the property so acquired;

(vii)
with respect to a Receivables Subsidiary, that are imposed pursuant to a Receivables Program of such Receivables Subsidiary; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger at the time of entering into such Receivables Program in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof; or

(viii)
with respect to a Restricted Subsidiary, that are imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary pending the closing of such sale or disposition.

Nothing contained in this Section 4.04 shall prevent the Parent or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in by Section 4.08 or (2) restricting the sale or other disposition of property or assets of the Parent or any of its Restricted Subsidiaries that secure Indebtedness of the Parent or any of its Restricted Subsidiaries.

Section 4.05.    Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

The Parent will not issue or sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary that was a Restricted Subsidiary on the Closing Date except for:

(i)	issuances or sales to the Parent or a Wholly Owned Restricted Subsidiary;

(ii)	issuances of director’s qualifying shares;

(iii)
issuances or sales of Capital Stock of a Restricted Subsidiary if, immediately after giving effect to such issuance or sale, neither the Parent nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(iv)
issuances or sales of Capital Stock of a Restricted Subsidiary (other than the Company) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under Section 4.03 if made on the date of such issuance, sale or other disposition.

Section 4.06.    Limitation on Layering.    The Company and each Guarantor will not, directly or indirectly, Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is pari passu or subordinated in right of payment to the Notes or the relevant Guarantee, as applicable; provided, however, that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or guarantees arising or created in respect of some but not all such Senior Indebtedness.

Section 4.07.    Limitation on Transactions with Affiliates.

(a)
The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Parent or any Restricted Subsidiary, except upon terms no less favorable to the Parent or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate.

(b)	The provisions of Section 4.07(a) do not limit, and shall not apply to:

(i)
any transaction (A) approved by a majority of the disinterested members of the Board of Directors, (B) for which the Parent or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or (C) involving consideration of $1 million or less;

(ii)	any transaction solely between the Parent and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

(iii)	the payment of reasonable and customary regular fees to directors of the Parent who are not employees of the Parent;

(iv)
any payments or other transactions pursuant to any tax-sharing agreement between the Parent and any other Person with which the Parent files a consolidated tax return or with which the Parent is part of a consolidated group for tax purposes;

(v)
any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or incentive plans approved by the Board of Directors;

(vi)
loans or advances to employees or consultants in the ordinary course of business of the Parent or its Restricted Subsidiaries, but in any event not to exceed $3 million in the aggregate outstanding at any one time;

(vii)	the issuance or sale of any Capital Stock (other than Redeemable Stock) of the Parent;

(viii)
any agreement as in effect on the Closing Date and described in the Offering Circular under “Certain Relationships and Related Party Transactions” or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable to the Parent or its Restricted Subsidiaries) and the transactions evidenced thereby;

(ix)
transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Parent or its Restricted Subsidiaries, in the reasonable determination of the Board of the Directors of the Parent,or are on terms at least at favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x)	any Receivables Program of the Company or a Restricted Subsidiary; or

(xi)	any Restricted Payments not prohibited by Section 4.03.

Notwithstanding the foregoing, any transaction covered by Section 4.07(a) and not covered by clauses (ii) through (vi) or (viii) through (xi) of this Section 4.08(b), the aggregate amount of which exceeds $10 million in value, must be approved or determined to be fair in the manner provided for in Section 4.07(b)(i)(B).

Section 4.08.    Limitation on Liens.    The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens and Liens securing Senior Indebtedness) securing Indebtedness on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, without providing that the Notes shall be secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations) the obligations so secured for so long as such obligations are so secured.

Section 4.09.    Limitation on Asset Sales.

(a)	The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale, unless:

(i)
the consideration received by the Parent or such Restricted Subsidiary is at least equal to the fair market value, as determined in good faith by the Board of Directors, of the assets sold or disposed of; and

(ii)	at least 75% of the consideration received consists of cash or cash equivalents.

(b)
With respect to any Asset Sale occurring on or after the Closing Date from which the Parent or any Restricted Subsidiary receives Net Cash Proceeds, the Parent or such Restricted Subsidiary, as the case may be, shall apply an amount equal to 100% of the Net Cash Proceeds from such Asset Sale to:

(i)
first, to the extent the Parent elects (or is required by the terms of any Indebtedness), permanently repay (or cash collateralize) Senior Indebtedness of the Company or the Parent or Indebtedness (other than Redeemable Stock) of any Restricted Subsidiary (other than the Company) (in each case owing to a Person other than the Parent or any of its Restricted Subsidiaries) within one year from the later of the date of such Asset Sale and the receipt of such Net Cash Proceeds; and

(ii)
second, to the extent of the balance of such Net Cash Proceeds after application in accordance with clause (i), to the extent the Parent or such Restricted Subsidiary elects, invest in Additional Assets within 12 months from (or enter into a binding commitment to invest in Additional Assets, provided that such commitment shall be subject only to customary conditions (other than financing) and such investment shall be consummated within 18 months from) the later of the date of such Asset Sale and receipt of such Net Cash Proceeds (such date, the “Application Date”).

Notwithstanding the foregoing provisions of this Section 4.09, the Parent and its Restricted Subsidiaries will not be required to apply any Net Cash Proceeds in accordance with this covenant except to the extent that the aggregate Net Cash Proceeds from all Asset Sales that are not applied in accordance with this covenant exceeds $5 million. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during the periods set forth in this Section 4.09(b) and not applied as so required by the applicable Application Date shall constitute “Excess Proceeds” and shall be applied as provided in Section 4.09(c) below.

(c)
If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 4.09 totals at least $10 million (provided that any lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Excess Proceeds from any subsequent Asset Sale), the Company must commence, not later than the 15th Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes (and other Senior Subordinated Indebtedness of the Company designated by the Company) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest, if any, to the date of purchase. If the aggregate purchase price of the Notes and other Senior Subordinated Indebtedness tendered pursuant to the Offer to Purchase is less than the Excess Proceeds, the Parent or the applicable Restricted Subsidiary may use the remaining Excess Proceeds in any manner not otherwise prohibited by the Indenture.

(d)	For the purposes of this Section 4.09, the following are deemed to be cash or cash equivalents:

(i)
the assumption of Indebtedness of the Parent or any Restricted Subsidiary and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale; and

(ii)	securities received by the Parent or any Restricted Subsidiary from the transferee that are promptly converted by the Parent or such Restricted Subsidiary into cash.

(e)
The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.09. To the extent that the provisions of any securities laws and regulations conflict with provisions of this Section 4.09, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.09(e) by virtue thereof.

Section 4.10.    Additional Subsidiary Guarantees.    After the Closing Date, the Parent will cause each domestic Restricted Subsidiary created or acquired by the Parent or the Company to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on the same terms and conditions as those set forth in this Indenture.

Section 4.11.    Repurchase of Notes upon a Change of Control.    Following a Change of Control, unless the Company shall have exercised its right to redeem the Notes pursuant to Section 3.01, the Company must commence, within 30 days after the occurrence of such Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase.

The Company will not be required to make an Offer to Purchase following a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to an Offer to Purchase made by the Company following a Change of Control and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

Section 4.12.    Payment of Taxes and Other Claims.    The Parent will pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Parent or any such Subsidiary, except any such tax, assessment or charge the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves, if necessary (in the good faith judgment of management of the Company) are being maintained in accordance with GAAP or where the failure to effect such payment would not reasonably be expected to be materially adverse to the interests of the Holders of the Notes.

Section 4.13.    Notice of Defaults.    In the event that the Company becomes aware of any Default or Event of Default, the Company, promptly after it becomes aware thereof, will give written notice thereof to the Trustee.

Section 4.14.    Compliance Certificate.    The Parent and the Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such fiscal year. Such certificate shall contain a certification from the principal executive officer, principal financial officer or principal accounting officer that a review has been conducted of the activities of the Parent and its Restricted Subsidiaries and the Parent’s and its Restricted Subsidiaries’ performance under this Indenture and that, to his or her knowledge, the Parent and the Company have complied with all conditions and covenants under this Indenture. For purposes of this Section 4.14, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture. If such person knows of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status.

Section 4.15.    Commission Reports and Reports to Holders.    Whether or not the Company is required to file reports with the Commission, for so long as any Notes are outstanding, the Company shall file with the Commission all such reports and other information, as it would be required to file with the Commission by Sections 13 or 15(d) under the Exchange Act if it were subject thereto at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that so long as the Parent is a Guarantor of the Notes and is permitted by the provisions of the Exchange Act, the reports, information and other documents required to be filed and provided as described in this Section 4.15 may, at the Company’s option, be filed by and be those of the Parent rather than the Company; provided further, however, the Parent shall include in such report, information or other document the information required in Regulation S-X with respect to the Company. The Company shall supply to the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information as required by the TIA. The Company also shall comply with the other provisions of TIA Section 314(a).

Section 4.16.    Waiver of Stay, Extension or Usury Laws.    The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE V

SUCCESSOR CORPORATION

Section 5.01.    When Company May Merge, Etc.    Neither the Parent nor the Company will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person unless:

(i)
the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America or any jurisdiction thereof and the Successor Company, if not the Parent or the Company, shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Parent or the Company, as applicable, under this Indenture and the Notes or Guarantee, as applicable;

(ii)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(iii)	immediately after giving effect to such transaction on a pro forma basis the Successor Company could Incur at least $1.00 of Indebtedness under Section 4.02(a);

(iv)
the Parent or the Company, as applicable, delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) of this Section 5.01) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this Section 5.01 and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however, that clause (iii) of this Section 5.01 will not be applicable to (A) a merger of the Parent or the Company with or into the Parent or a Restricted Subsidiary or (B) the Parent or the Company merging with an Affiliate if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Parent or the Company, as applicable; provided that any such transaction described in clause (B) shall not have as one of its purposes the evasion of the foregoing limitations.

Section 5.02.    Successor Substituted.    Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Parent or the Company in accordance with Section 5.01, the Successor Company formed by such consolidation or into which the Parent or the Company is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Parent or the Company, as applicable, under this Indenture with the same effect as if such Successor Company had been named as the Parent or the Company, as applicable, herein; and the predecessor Parent or the Company, as applicable, except in the case of a lease or other disposition of all or substantially all of its property and assets, shall be released from its obligations under this Indenture and the Notes or the Guarantee, as applicable.

ARTICLE VI

DEFAULT AND REMEDIES

Section 6.01.    Events of Default.    An “Event of Default” shall occur with respect to the Notes if:

(a)	the Company defaults in the payment of the principal of (or premium, if any, on) any Note when the same becomes due and payable at Stated Maturity, upon acceleration, redemption or otherwise;

(b)	the Company defaults in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(c)	the Company or the Parent fails to comply with its obligations under Section 5.01;

(d)
(i) the Parent or the Company, as applicable, fails to comply for 30 consecutive days after notice with any of its obligations in Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09 (other than a failure to purchase Notes), 4.11 (other than a failure to purchase Notes) and 4.15 or (ii) the Parent or the Company fails to comply for 60 consecutive days after notice with any of its other obligations contained in this Indenture;

(e)
there occurs with respect to any issue or issues of Indebtedness of the Parent, the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f)
any final judgment or order (not covered by insurance) for the payment of money in excess of $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Parent, the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)
a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Parent, the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent, the Company or any Significant Subsidiary, or (iii) the winding up or liquidation of the affairs of the Parent, the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h)
the Parent, the Company or any Significant Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent, the Company or any Significant Subsidiary, or (iii) effects any general assignment for the benefit of creditors; or

(i)	any Guarantee ceases to be in full force and effect (other than in accordance with the terms of this Indenture) or any Guarantor denies or disaffirms its obligations under its Guarantee.

A default under clauses (d) or (f) of this Section 6.01 will not constitute an Event of Default until the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes then outstanding notify the Company in writing of the default and the Company does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

Section 6.02.    Acceleration.    If an Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 that occurs with respect to the Parent or the Company) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Parent (and to the Trustee if such notice is given by the Holders), may, and the Trustee, at the request of such Holders, shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) of Section 6.01 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Parent, the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) of Section 6.01 occurs with respect to the Parent or the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after such a declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Notes by written notice to the Parent and to the Trustee, may waive all past Defaults and rescind and annul such declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.03.    Other Remedies.    If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04.    Waiver of Past Defaults.    The Holders of a majority in principal amount of the outstanding Notes, by written notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium, if any, or interest on any Note as specified in clause (a) or (b) of Section 6.01 or in respect of a covenant or provision of this Indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 6.05.    Control by Majority.    The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction; and provided further that the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes pursuant to this Section 6.05.

Section 6.06.    Limitation on Suits.    A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(i)	the Holder has previously given to the Trustee written notice of a continuing Event of Default;

(ii)	the Holders of at least 25% in aggregate principal amount of outstanding Notes shall have made written request to the Trustee to pursue the remedy;

(iii)	such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(iv)	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to comply with such request; and

(v)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.

For purposes of Section 6.05 and this Section 6.06, the Trustee shall comply with TIA Section 316(a) in making any determination of whether the Holders of the required aggregate principal amount of outstanding Notes have concurred in any request or direction of the Trustee to pursue any remedy available to the Trustee or the Holders with respect to this Indenture or the Notes or otherwise under the law.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

The limitations set forth in this Section 6.06 shall not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Section 6.07.    Rights of Holders to Receive Payment.    Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, or interest on such Holder’s Note on or after the respective due dates expressed on such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08.    Collection Suit by Trustee.    If an Event of Default in payment of principal, premium or interest specified in clauses (a) or (b) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor of the Notes for the whole amount of principal, premium, if any, and accrued interest remaining unpaid, together with interest on overdue principal, premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as provided in Section 7.07 as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.    Trustee May File Proofs of Claim.    The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor of the Notes), its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders of the Notes in any election of a trustee in bankruptcy or other Person performing similar functions and shall be entitled and empowered to collect and receive any monies, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07.

Section 6.10.    Priorities.    If the Trustee collects any money pursuant to this Article VI, it shall pay out the money in the following order:

First: to the Trustee for all amounts due under Section 7.07;

Second: to holders of Senior Indebtedness of the Company and, if such money or property has been collected from a Guarantor, to holders of Senior Indebtedness of such Guarantor, in each case to the extent required by Articles X and XII;

Third: to Holders for amounts then due and unpaid for principal of, premium, if any, and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest, respectively; and

Fourth: to the Company or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11.    Undertaking for Costs.    In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 of this Indenture, or a suit by Holders of more than 10% in principal amount of the outstanding Notes.

Section 6.12.    Restoration of Rights and Remedies.    If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13.    Rights and Remedies Cumulative.    Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.09, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14.    Delay or Omission Not Waiver.    No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII

TRUSTEE

Section 7.01.    General.    The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein. Notwithstanding the foregoing, no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article VII. If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

Section 7.02.    Certain Rights of Trustee.    Subject to TIA Sections 315(a) through (d):

(i)	the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request,

direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document;

(ii)
before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Section 13.04. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii)	the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care;

(iv)
the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(v)
the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders of a majority in principal amount of the Outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture; provided that the Trustee’s conduct does not constitute negligence or bad faith;

(vi)
the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney;

(vii)	the Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture;

(viii)
the Trustee’s immunities and protections from liability and its rights to compensation and indemnification in connection with the performance of its duties under this Indenture shall extend to the Trustee’s officers, directors, agents and employees. Such immunities and protections and right to indemnification, together with the Trustee’s right of compensation, shall survive the Trustee’s resignation or removal and final payment of the Notes; and

(ix)	the Trustee may consult with counsel (who may, but need not be, counsel to the Company) and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by the Trustee hereunder in good faith and in accordance with the opinion of such counsel.

Section 7.03.    Individual Rights of Trustee.    The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to TIA Sections 310(b) and 311.

Section 7.04.    Trustee’s Disclaimer.    The Trustee (i) makes no representation as to the validity or adequacy of this Indenture or the Notes, (ii) shall not be accountable for the Company’s use or application of the proceeds from the Notes and (iii) shall not be responsible for any statement in the Notes other than its certificate of authentication.

Section 7.05.    Notice of Default.    If any Default or any Event of Default occurs and is continuing and if such Default or Event of Default is known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder in the manner and to the extent provided in TIA Section 313(c) notice of the Default or Event of Default within 90 days after it occurs, unless such Default or Event of Default has been cured; provided, however, that, except in the case of a default in the payment of the principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders.

Section 7.06.    Reports by Trustee to Holders.    Within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, the Trustee shall mail to each Holder a brief report dated as of such May 15 that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange (if any) on which the Notes are listed, in accordance with TIA Section 313(d). The Company shall promptly notify the Trustee whenever the Notes become listed on any stock exchange or of any delisting therefrom.

Section 7.07.    Compensation and Indemnity.    The Company shall pay to the Trustee such compensation as shall be agreed upon in writing for its services. The compensation of the Trustee shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses and advances incurred or made by the Trustee. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee for, and hold it harmless against, any loss or liability or expense incurred by it without negligence, willful misconduct or bad faith on its part in connection with the acceptance or administration of this Indenture and its duties under this Indenture and the Notes, including the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture and the Notes.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

If the Trustee incurs expenses or renders services after the occurrence of an Event of Default specified in clause (f) or (g) of Section 6.01, the expenses and the compensation for the services will be intended to constitute expenses of administration under Title 11 of the United States Bankruptcy Code or any applicable federal or state law for the relief of debtors.

The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

Section 7.08.    Replacement of Trustee.    A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign at any time by so notifying the Company in writing at least 30 days prior to the date of the proposed resignation. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee with the consent of the Company. The Company may remove the Trustee if: (i) the Trustee is no longer eligible under Section 7.10; (ii) the Trustee is adjudged a bankrupt or an insolvent; (iii) a receiver or other public officer takes charge of the Trustee or its property; or (iv) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.08 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after the delivery of such written acceptance, subject to the lien provided in Section 7.07, (i) the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, (ii) the resignation or removal of the retiring Trustee shall become effective and (iii) the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

If the Trustee is no longer eligible under Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The Company shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligation under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09.    Successor Trustee by Merger, Etc.    If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee herein.

Section 7.10.    Eligibility; Disqualification.    This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a). The Trustee shall have a combined capital and surplus of at least $25 million as set forth in its most recent published annual report of condition. The Trustee is subject to TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

Section 7.11.    Money Held in Trust.    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article VIII of this Indenture.

Section 7.12.    Preferential Collection of Claims Against Company.    The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

ARTICLE VIII

DISCHARGE OF INDENTURE

Section 8.01.    Termination of Company’s Obligations.    Except as otherwise provided in this Section 8.01, the Company may terminate its obligations under the Notes and this Indenture if:

(i)
all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or Notes that are paid pursuant to Section 4.01 or Notes for whose payment money or securities have theretofore been held in trust and thereafter repaid to the Company, as provided in Section 8.05) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or

(ii)
(A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment of any interest thereon, to pay principal, premium, if, any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder, (C) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, (D) such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound and (E) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with.

With respect to the foregoing clause (i), the Company’s obligations under Section 7.07 shall survive. With respect to the foregoing clause (ii), the Company’s obligations in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.14, 4.01, 7.07, 7.08, 8.04, 8.05, and 8.06 shall survive until the Notes are no longer outstanding. Thereafter, only the Company’s obligations in Sections 7.07, 8.05 and 8.06 shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

Section 8.02.    Defeasance and Discharge of Indenture.    The Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the date of the deposit referred to in clause (A) of this Section 8.02, and the provisions of this Indenture will no longer be in effect with respect to the Notes, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same, except as to (i) rights of registration of transfer and exchange, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Trustee hereunder and (v) the rights of the Holders as beneficiaries of this Indenture with respect to the property so deposited with the Trustee payable to all or any of them; provided that the following conditions shall have been satisfied:

(A)
with reference to this Section 8.02, the Parent or the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 of this Indenture) and conveyed all right, title and interest for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, premium, if any, and interest, if any, on the Notes, and dedicated solely to, the benefit of the Holders, in and to (1) money in an amount, (2) U.S. Government Obligations that, through the payment of interest, premium, if any, and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (A), money in an amount or (3) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and accrued interest on the outstanding Notes at the Stated Maturity of such principal or interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal, premium, if any, and interest with respect to the Notes;

(B)
such deposit will not result in a breach or violation of, or constitute a default under this Indenture or any other agreement or instrument to which the Parent, the Company or any of its Subsidiaries is a party or by which the Parent, the Company or any of its Subsidiaries is bound;

(C)
immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit;

(D)
the Company shall have delivered to the Trustee (1) either (x) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this Section 8.02 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (y) an Opinion of Counsel to the same effect as the ruling described in clause (x) above accompanied by a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable federal income tax law since the date of this Indenture such that a ruling from the Internal Revenue Service is no longer required and (2) an Opinion of Counsel to the effect that (x) the creation of the defeasance trust does not violate the Investment Company Act of 1940 and (y) after the passage of 123 days following the deposit (except, with respect to any trust funds for the account of any Holder who may be deemed to be an “insider” for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (I) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally) or (II) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, (a) assuming such trust funds remained in the possession of the

Trustee prior to such court ruling to the extent not paid to the Holders, the Trustee will hold, for the benefit of the Holders, a valid and perfected security interest in such trust funds that is not avoidable in bankruptcy or otherwise except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute and (b) the Holders will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding;

(E)
if the Notes are then listed on a national securities exchange, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit, defeasance and discharge will not cause the Notes to be delisted; and

(F)
the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.02 have been complied with.

Notwithstanding the foregoing, prior to the end of the 123-day (or one year) period referred to in clause (D)(2)(y) of this Section 8.02, none of the Company’s obligations under this Indenture shall be discharged. Subsequent to the end of such 123-day (or one year) period with respect to this Section 8.02, the Company’s obligations in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.14, 4.01, 7.07, 7.08, 8.05 and 8.06 shall survive until the Notes are no longer outstanding. Thereafter, only the Company’s obligations in Sections 7.07, 8.05 and 8.06 shall survive. If and when a ruling from the Internal Revenue Service or an Opinion of Counsel referred to in clause (D)(1) of this Section 8.02 is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company’s obligations under Section 4.01, then the Company’s obligations under such Section 4.01 shall cease upon delivery to the Trustee of such ruling or Opinion of Counsel and compliance with the other conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.02.

After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations in the immediately preceding paragraph.

Section 8.03.    Defeasance of Certain Obligations.    The Company (x) may omit to comply with any term, provision or condition set forth in clause (iii) of Section 5.01; and Sections 4.02 through 4.16; and (y) clause (c) of Section 6.01 with respect to clause (iii) of Section 5.01; clause (d) of Section 6.01 with respect to Sections 4.02 through 4.16; clauses (e), (f) and (i) of Section 6.01 and clauses (g) and (h) of Section 6.01 (with respect only to Significant Subsidiaries) shall be deemed not to be Events of Default, in each case with respect to the outstanding Notes if:

(i)
with reference to this Section 8.03, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10) and conveyed all right, title and interest to the Trustee for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, premium, if any, and interest, if any, on the Notes, and dedicated solely to, the benefit of the Holders, in and to (A) money in an amount, (B) U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (i), money in an amount or (C) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal, premium, if any, and interest with respect to the Notes;

(ii)
such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Parent, the Company or any of its Subsidiaries is a party or by which the Parent, the Company or any of its Subsidiaries is bound;

(iii)
immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit;

(iv)
the Company has delivered to the Trustee an Opinion of Counsel to the effect that (A) the creation of the defeasance trust does not violate the Investment Company Act of 1940, (B) the Holders have a valid first-priority security interest in the trust funds, (C) the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (D) after the passage of 123 days following the deposit (except, with respect to any trust funds for the account of any Holder who may be deemed to be an “insider” for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (1) the trust funds will no longer remain the property of the Company (and therefore will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally) or (2) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, (x) assuming such trust funds remained in the possession of the Trustee prior to such court ruling to the extent not paid to the Holders, the Trustee will hold, for the benefit of the Holders, a valid and perfected security interest in such trust funds that is not avoidable in bankruptcy or otherwise (except for the effect of Section 552(b) of the United States Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute), (y) the Holders will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding and (z) no property, rights in property or other interests granted to the Trustee or the Holders in exchange for, or with respect to, such trust funds will be subject to any prior rights of holders of other Indebtedness of the Company or any of its Subsidiaries;

(v)
if the Notes are then listed on a national securities exchange, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit defeasance and discharge will not cause the Notes to be delisted; and

(vi)
the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.03 have been complied with.

Section 8.04.    Application of Trust Money.    Subject to Section 8.06, the Trustee or Paying Agent shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.01, 8.02 or 8.03, as the case may be, and shall apply the deposited money and the money from U.S. Government Obligations in accordance with the Notes and this Indenture to the payment of principal of, premium, if any, and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

Section 8.05.    Repayment to Company.    Subject to Sections 7.07, 8.01, 8.02 and 8.03, the Trustee and the Paying Agent shall promptly pay to the Company upon request set forth in an Officers’ Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent before being required to make any payment may cause to be published at the expense of the Company once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

Section 8.06.    Reinstatement.    If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01, 8.02 or 8.03, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be; provided that, if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01.    Without Consent of Holders.    The Company and the Guarantors, when authorized by a resolution of their respective Boards of Directors, and the Trustee may amend or supplement this Indenture or the Notes without notice to or the consent of any Holder:

(i)
to cure any ambiguity, defect, omission or inconsistency in this Indenture; provided that such amendments or supplements shall not adversely affect the interests of the Holders in any material respect;

(ii)	to provide for the assumption by a Successor Company of the obligations of the Company under the Indenture;

(iii)
to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(iv)	to comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;

(v)	to add guarantees with respect to the Notes, or to secure the Notes;

(vi)	to add to the covenants of the Parent or the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Parent or the Company; or

(vii)	to make any change that does not materially and adversely affect the rights of any Holder.

Section 9.02.    With Consent of Holders.    Subject to Sections 6.04 and 6.07 and without prior notice to the Holders, the Company and the Guarantors, when authorized by their respective Boards of Directors (as evidenced by a Board Resolution), and the Trustee may amend this Indenture and the Notes with the written consent of the Holders of a majority in principal amount of the Notes then outstanding, and the Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may waive future compliance by the Company with any provision of this Indenture or the Notes.

Notwithstanding the provisions of this Section 9.02, without the consent of each Holder affected, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:

(i)
change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or adversely affect any right of repayment at the option of any Holder of any Note, or change any place of payment where, or the currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(ii)
reduce the percentage in principal amount of outstanding Notes the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of this Indenture or certain Defaults and their consequences provided for in this Indenture;

(iii)	waive a Default in the payment of principal of, premium, if any, or interest on, any Note; or

(iv)
modify any of the provisions of this Section 9.02, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect, therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Section 9.03.    Revocation and Effect of Consent.    Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the Note of the consenting Holder, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note. Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the last two sentences of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies) and only those persons shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in any of clauses (i) through (v) of Section 9.02. In case of an amendment or waiver of the type described in clauses (i) through (v) of Section 9.02, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.

Section 9.04.    Notation on or Exchange of Notes.    If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.

Section 9.05.    Trustee to Sign Amendments, Etc.    The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture. Subject to the preceding sentence, the Trustee shall sign such amendment, supplement or waiver if the same does not adversely affect the rights of the Trustee. The Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Section 9.06.    Conformity with Trust Indenture Act.    Every supplemental indenture executed pursuant to this Article IX shall conform to the requirements of the TIA as then in effect.

ARTICLE X

SUBORDINATION

Section 10.01.    Agreement To Subordinate.    The Company agrees, and each Noteholder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article X, to the prior payment of all Obligations with respect to Senior Indebtedness of the Company and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Notes shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and only Indebtedness of the Company which is Senior Indebtedness shall rank senior to the Notes in accordance with the provisions set forth herein. All provisions of this Article X shall be subject to Section 10.12.

Section 10.02.    Liquidation, Dissolution, Bankruptcy.    Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(a)
the holders of Senior Indebtedness of the Company shall be entitled to receive payment in full in cash of all Obligations with respect to such Senior Indebtedness (including all interest accruing subsequent to the filing of a petition in bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) before Noteholders shall be entitled to receive any payment or distribution with respect to the Notes; and

(b)
until all Obligations with respect to such Senior Indebtedness are paid in full in cash, any payment or distribution to which Noteholders would be entitled but for this Article X shall be made to holders of such Senior Indebtedness as their interests may appear, except that Noteholders may receive shares of stock and any debt securities that are subordinated to such Senior Indebtedness, and to any debt securities received by holders of Senior Indebtedness, to at least the same extent as the Notes are subordinated to Senior Indebtedness of the Company.

Section 10.03.    Default on Senior Indebtedness.    The Company may not pay (in cash, property or other assets) the principal of or interest on the Notes or make any deposit pursuant to Article VIII and may not repurchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if either of the following occurs (each, a “Payment Default”) (i) any Obligations with respect to Designated Senior Indebtedness of the Company are not paid in full in cash when due or (ii) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, (x) the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Designated Senior Indebtedness has been paid in full in cash; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing. During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a “Payment Blockage Period”) of 179 days commencing upon the receipt by the Company and the Trustee of written notice (a “Blockage Notice”) of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period. The Payment Blockage Period will end prior to such 179th day if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because no defaults continue in existence which would permit the acceleration of the maturity of any Designated Senior Indebtedness of the Company at such time; or (iii) because such Designated Senior Indebtedness has been repaid in full in cash. Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section 10.03), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists, the Company may resume payments on the Notes after termination of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive

360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period; provided, however, that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness of the Company (other than holders of Bank Indebtedness), a Representative of the holders of Bank Indebtedness may give another Blockage Notice within such period; provided further, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. For purposes of this Section, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Company initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Section 10.04.    Acceleration of Payment of Notes.    If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representatives) of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding at the time of such acceleration, neither the Company nor any Guarantor may pay the Notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness of the Company receive notice of such acceleration and, thereafter, may pay the Notes only if this Article X otherwise permits payment at that time.

Section 10.05.    When Distribution Must Be Paid Over.    If a distribution is made to Noteholders that because of this Article X should not have been made to them, the Noteholders who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the Company and pay it over to them or their Representatives as their interests may appear.

Section 10.06.    Subrogation.    After all Senior Indebtedness of the Company is paid in full in cash and until the Notes are paid in full, Noteholders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article X to holders of such Senior Indebtedness which otherwise would have been made to Noteholders is not, as between the Company and Noteholders, a payment by the Company on such Senior Indebtedness.

Section 10.07.    Relative Rights.    This Article X defines the relative rights of Noteholders and holders of Senior Indebtedness of the Company. Nothing in this Indenture shall:

(a)	impair, as between the Company and Noteholders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms; or

(b)
prevent the Trustee or any Noteholder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness of the Company to receive distributions otherwise payable to Noteholders.

Section 10.08.    Subordination May Not Be Impaired.    No right of any holder of Senior Indebtedness of the Company to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

Section 10.09.    Rights of Trustee and Paying Agent.    Notwithstanding Section 10.03, the Trustee or Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice satisfactory to it that payments may not be made under this Article X. The Company, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of the Company may give the notice; provided, however, that, if an issue of Senior Indebtedness of the Company has a Representative, only the Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Indebtedness of the Company with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article X with respect to any Senior Indebtedness of the Company which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article VII shall deprive the Trustee of any of its rights as such holder. Nothing in this Article X shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

Section 10.10.    Distribution or Notice to Representative.    Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of the Company, the distribution may be made and the notice given to their Representative (if any).

Section 10.11.    Article X Not To Prevent Events of Default or Limit Right To Accelerate.    The failure to make a payment pursuant to the Notes by reason of any provision in this Article X shall not be construed as preventing the occurrence of a Default. Nothing in this Article X shall have any effect on the right of the Noteholders or the Trustee to accelerate the maturity of the Notes.

Section 10.12.    Trust Moneys Not Subordinated.    Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article VIII by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness of the Company or subject to the restrictions set forth in this Article X, and none of the Noteholders shall be obligated to pay over any such amount to the Company or any holder of Senior Indebtedness of the Company or any other creditor of the Company.

Section 10.13.    Trustee Entitled To Rely.     Upon any payment or distribution pursuant to this Article X, the Trustee and the Noteholders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.02 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Noteholders or (iii) upon the Representatives for the holders of Senior Indebtedness of the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Company to participate in any payment or distribution pursuant to this Article X, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article X, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article X.

Section 10.14.    Trustee To Effectuate Subordination.    Each Noteholder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Noteholders and the holders of Senior Indebtedness of the Company as provided in this Article X and appoints the Trustee as attorney-in-fact for any and all such purposes.

Section 10.15.     Trustee Not Fiduciary for Holders of Senior Indebtedness    The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Company and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Noteholders or the Company or any other Person, money or assets to which any holders of Senior Indebtedness of the Company shall be entitled by virtue of this Article X or otherwise.

Section 10.16.    Reliance by Holders of Senior Indebtedness on Subordination Provisions.    Each Noteholder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Company, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE XI

GUARANTEES

Section 11.01.    Absolute and Unconditional Guarantee.    Each Guarantor fully, absolutely, irrevocably, unconditionally, and jointly and severally, Guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that: (a) the principal of and interest (including Additional Interest, if any) on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest (including Additional Interest, if any), to the extent lawful, of the Notes and all other Obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof and (b) in case of any extension of time of payment or renewal of any Notes or of any such other Obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (a) and (b) above, to the limitations set forth in Section 11.04. Each Guarantor agrees that its Obligations hereunder shall be absolute, unconditional and irrevocable, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a Guarantor and each such legal or equitable discharge is hereby irrevocably and forever waived. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise set forth in this Article XI) this Guarantee shall not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantor or any custodian acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect as to such amount only. Each Guarantor further agrees that as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations Guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations as provided in Article VI, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee. The obligation of each Guarantor shall be joint and several and each Guarantor shall be fully liable for all of the indebtedness and obligations described in this Section 11.01. No full or partial discharge, release or forgiveness of the Obligations of a Guarantor hereunder shall in any way discharge, release, forgive or otherwise amend or modify the Guarantee Obligations of any other Guarantor. Each Guarantor agrees that its Obligations hereunder are unconditional and absolute and not subject to any right of offset or counterclaim, all of which are waived by each Guarantor.

Each Guarantor shall satisfy its Guarantee Obligations hereunder, and pay all Guaranteed Obligations hereunder within one Business Day after demand has been made therefor.

Each Guarantee is, to the extent and in the manner set forth in Article XII, subordinated and subject in right of payment to the prior payment in full in cash of the principal of and premium, if any, and interest on all Senior Indebtedness of the Guarantor giving such Guarantee and each Guarantee is made subject to such provisions of this Indenture.

Section 11.02.     Severability.

In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.03.     Release of a Guarantor.

(a)
In the event of any of the following: (i) a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor to a third party other than the Parent or an Affiliate of the Parent (including by way of merger or consolidation), (ii) a sale of all of the Capital Stock of any Subsidiary Guarantor, (iii) the Parent designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in a manner in accordance with, and pursuant to, the terms of this Indenture, (iv) a Subsidiary Guarantor merges or is dissolved into the Parent, the Company or another Subsidiary Guarantor or (v) the defeasance of the Notes in accordance with Article VIII, then such Subsidiary Guarantor shall be released and relieved of any obligations under its Subsidiary Guarantee.

(b)
The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a written request by the Company accompanied by an Officers’ Certificate certifying as to the compliance with this Section 11.03 and the other provisions of this Indenture.

(c)	Any Guarantor not so released remains liable for the full amount of principal of and interest on the Notes as provided in this Article XI.

(d)	The Guarantee of the Parent will be released only following the defeasance of the Notes in accordance with Article VIII.

Section 11.04.     Limitation of Guarantor’s Liability.

Each Guarantor and by its acceptance hereof each Holder hereby confirms that it is the intention of all such parties that the Guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Holders and each such Guarantor hereby irrevocably agree that the Obligations of such Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any Obligations under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 11.06, result in the Obligations of such Guarantor under its Guarantee not constituting such fraudulent transfer or conveyance.

Section 11.05.     Subsidiary Guarantors May Consolidate, Etc., on Certain Terms.

No Subsidiary Guarantor may sell or dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person (other than the Parent, the Company or another Subsidiary Guarantor) whether or not affiliated with such Guarantor unless (i) immediately after giving effect to that transaction, no Default or Event of Default exists and (ii) either (A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor pursuant to a supplemental indenture satisfactory to the Trustee or (B) the Company provides an Officer’s Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.10 with respect to such disposition.

Further, Article V hereof, and not this Section 11.05, shall be applicable to the Parent and in the event such sale, merger or consolidation constitutes a sale of substantially all of the assets of the Parent or the Company.

Section 11.06.     Contribution

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s obligations with respect to the Notes or any other Guarantor’s Obligations with respect to this Guarantee. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and mature.

Section 11.07.     Waiver of Subrogation.

Until payment in full of the Notes, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under this

Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Company, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.07 is knowingly made in contemplation of such benefits.

Section 11.08.     Execution of Guarantee.

To evidence their guarantee to the Holders specified in Section 11.01, the Guarantors hereby agree to execute the Guarantee in substantially the form of Exhibit A required to be endorsed on each Note ordered to be authenticated and delivered by the Trustee. Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. Each such Guarantee shall be signed on behalf of each Guarantor by an Officer of such Guarantor (who shall, in each case, have been duly authorized by all requisite corporate or other actions) prior to the authentication of the Note on which it is endorsed, and the delivery of such Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of such Guarantee on behalf of such Guarantor. Such signatures upon the Guarantee may be by manual or facsimile signature of such officer and may be imprinted or otherwise reproduced on the Guarantee, and in case any such officer who shall have signed the Guarantee shall cease to be such officer before the Note on which such Guarantee is endorsed shall have been authenticated and delivered by the Trustee or disposed of by the Company, such Note nevertheless may be authenticated and delivered or disposed of as though the person who signed the Guarantee had not ceased to be such officer of the Guarantor.

ARTICLE XII SUBORDINATION OF GUARANTEES

Section 12.01.     Agreement To Subordinate.     Each Guarantor agrees, and each Noteholder by accepting a Note agrees, that the Indebtedness evidenced by each Guarantee is subordinated in right of payment, to the extent and in the manner provided in this Article XII, to the prior payment of all Obligations with respect to Senior Indebtedness of such Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. Each Guarantee shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of such Guarantor and only Indebtedness of the Guarantor which is Senior

Indebtedness shall rank senior to the Guarantee in accordance with the provisions set forth herein. All provisions of this Article XII shall be subject to Section 12.12.

Section 12.02.     Liquidation, Dissolution, Bankruptcy.     Upon any payment or distribution of the assets of any Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of a Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to any Guarantor or its respective property:

(a)
the holders of Senior Indebtedness of such Guarantor shall be entitled to receive payment in full in cash of all Obligations with respect to such Senior Indebtedness (including all interest accruing subsequent to the filing of a petition in bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) before Noteholders shall be entitled to receive any payment or distribution with respect to the Notes; and

(b)
until all Obligations with respect to such Senior Indebtedness are paid in full in cash, any payment or distribution to which Noteholders would be entitled but for this Article XII shall be made to holders of such Senior Indebtedness as their interests may appear, except that Noteholders may receive shares of stock and any debt securities that are subordinated to such Senior Indebtedness, and to any debt securities received by holders of Senior Indebtedness, to at least the same extent as the Guarantee is subordinated to Senior Indebtedness of such Guarantor.

Section 12.03.     Default on Senior Indebtedness.     No Guarantor may pay (in cash, property or other assets) the principal of or interest on the Notes or make any deposit pursuant to Article VIII and may not repurchase, redeem or otherwise retire any Notes (collectively, “pay its Guarantee”) if either of the following occurs (each, a “Payment Default”) (i) any Obligations with respect to Designated Senior Indebtedness of such Guarantor are not paid in full in cash when due or (ii) any other default on Designated Senior Indebtedness of such Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Designated Senior Indebtedness has been paid in full in cash; provided, however, that a Guarantor may pay its Guarantee without regard to the foregoing if the Guarantor and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing. During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of such Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, a Guarantor may not pay its Guarantee for a period (a “Payment Blockage Period”) of 179 days commencing upon the receipt by such Guarantor and the Trustee of written notice (a “Blockage Notice”) of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period. The Payment Blockage Period will end prior to such 179th day if such Payment Blockage Period is terminated (i) by written notice to the Trustee and such Guarantor from the Person or Persons who gave such Blockage Notice, (ii) because no defaults continue in existence which would permit the acceleration of the maturity of any Designated Senior Indebtedness of such Guarantor at such time; or (iii) because such Designated Senior Indebtedness has been repaid in full in cash. Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the first sentence of this Section 12.03), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists, the Guarantor may resume payments pursuant to its Guarantee after termination of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of such Guarantor during such period; provided, however, that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness of such Guarantor (other than holders of Bank Indebtedness), a Representative of the holders of Bank Indebtedness may give another Blockage Notice within such period; provided further, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360–day period during which no Payment Blockage Period is in effect. For purposes of this Section, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of such Guarantor initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Section 12.04.    Demand for Payment.    If a demand for payment is made on a Guarantor pursuant to Article XI, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of such Guarantor (or their Representatives) of such demand. If any Designated Senior Indebtedness of such Guarantor is outstanding at the time of such demand, the Guarantor may not pay its Guarantee until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness of such Guarantor receive notice of such acceleration and, thereafter, may pay its Guarantee only if this Article XII otherwise permits payment at that time.

Section 12.05.    When Distribution Must Be Paid Over.    If a distribution is made to Noteholders that because of this Article XII should not have been made to them, the Noteholders who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the relevant Guarantor and pay it over to them or their Representatives as their interests may appear.

Section 12.06.    Subrogation.    After all Senior Indebtedness of a Guarantor is paid in full in cash and until the Notes are paid in full, Noteholders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article XII to holders of such Senior Indebtedness which otherwise would have been made to Noteholders is not, as between a Guarantor and Noteholders, a payment by a Guarantor on such Senior Indebtedness.

Section 12.07.    Relative Rights.    This Article XII defines the relative rights of Noteholders and holders of Senior Indebtedness of each Guarantor. Nothing in this Indenture shall:

(a)	impair, as between a Guarantor and Noteholders, the obligation of the Guarantor, which is absolute and unconditional, to pay its Guarantee to the extent set forth in Article XI; or

(b)
prevent the Trustee or any Noteholder from exercising its available remedies upon a Default by such Guarantor under its Guarantee, subject to the rights of holders of Senior Indebtedness of such Guarantor to receive distributions otherwise payable to Noteholders.

Section 12.08.    Subordination May Not Be Impaired.    No right of any holder of Senior Indebtedness of any Guarantor to enforce the subordination of the Indebtedness evidenced by the Guarantees shall be impaired by any act or failure to act by a Guarantor or by its failure to comply with this Indenture.

Section 12.09.    Rights of Trustee and Paying Agent.    Notwithstanding Section 12.03, the Trustee or Paying Agent may continue to make payments on any Guarantee and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice satisfactory to it that payments may not be made under this Article XII. A Guarantor, the Company, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of such Guarantor may give the notice; provided, however, that, if an issue of Senior Indebtedness of any Guarantor has a Representative, only the Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Indebtedness of a Guarantor with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article XII with respect to any Senior Indebtedness of a Guarantor which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article VII shall deprive the Trustee of any of its rights as such holder. Nothing in this Article XII shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

Section 12.10.    Distribution or Notice to Representative.    Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of a Guarantor, the distribution may be made and the notice given to their Representative (if any).

Section 12.11.    Article XII Not To Prevent Events of Default or Limit Right To Accelerate.    The failure to make a payment pursuant to a Guarantee by reason of any provision in this Article XII shall not be construed as preventing the occurrence of a Default. Nothing in this Article XII shall have any effect on the right of the Noteholders or the Trustee to make a demand for payment on any Guarantor pursuant to its Guarantee.

Section 12.12.    Trust Moneys Not Subordinated.    Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article VIII by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness of any

Guarantor or subject to the restrictions set forth in this Article XII, and none of the Noteholders shall be obligated to pay over any such amount to a Guarantor or the Company or any holder of Senior Indebtedness of the Company or a Guarantor or any other creditor of the Company or a Guarantor.

Section 12.13.    Trustee Entitled To Rely.    Upon any payment or distribution pursuant to this Article XII, the Trustee and the Noteholders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12.02 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Noteholders or (iii) upon the Representatives for the holders of Senior Indebtedness of a Guarantor or the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of such Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XII. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of a Guarantor to participate in any payment or distribution pursuant to this Article X, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article XII, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article XII.

Section 12.14.    Trustee To Effectuate Subordination.    Each Noteholder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Noteholders and the holders of Senior Indebtedness of a Guarantor as provided in this Article XII and appoints the Trustee as attorney-in-fact for any and all such purposes.

Section 12.15.    Trustee Not Fiduciary for Holders of Senior Indebtedness.    The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of any Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Noteholders or the Company, a Guarantor or any other Person, money or assets to which any holders of Senior Indebtedness of a Guarantor shall be entitled by virtue of this Article XII or otherwise.

Section 12.16.    Reliance by Holders of Senior Indebtedness on Subordination Provisions.    Each Noteholder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of a Guarantor, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE XIII

MISCELLANEOUS

Section 13.01    Trust Indenture Act of 1939.    If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

Section 13.02.    Notices.    Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail addressed as follows:

if to the Company or any Guarantor:

Graphic Packaging Corporation
4455 Table Mountain Drive
Golden, Colorado 80403
Attention: General Counsel

if to the Trustee:

Wells Fargo Bank Minnesota, National
            Association
213 Court Street
Suite 962
Middletown, Connecticut 06457
Attention: Corporate Trust Services

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to him at his address as it appears on the Security Register by first class mail and shall be sufficiently given to him if so mailed within the time prescribed. Copies of any such communication or notice to a Holder shall also be mailed to the Trustee and each Agent at the same time. Any notice or communication shall also be mailed to any person described in TIA Section 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Except for a notice to the Trustee, which is deemed given only when received, and except as otherwise provided in this Indenture, if a notice or communication is mailed in the manner provided in this Section 13.02, it is duly given, whether or not the addressee receives it.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 13.03.    Certificate and Opinion as to Conditions Precedent.    Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(i)	an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)	an Opinion of Counsel stating that, in the opinion of such Counsel, all such conditions precedent have been complied with.

Section 13.04.    Statements Required in Certificate or Opinion.    Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i)	a statement that each person signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(ii)	a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such certificate or opinion is based;

(iii)
a statement that, in the opinion of each such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)
a statement as to whether or not, in the opinion of each such person such condition or covenant has been complied with; provided, however, that, with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 13.05.    Rules by Trustee, Paying Agent or Registrar.    The Trustee may make reasonable rules for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.
Section

Section 13.06.    Legal Holidays.    A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York City. If a payment date is a Legal Holiday, payment should be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 13.07.    Governing Law.    The laws of the State of New York shall govern this Indenture and the Notes. The Trustee, the Company, the Guarantors and the Holders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Indenture or the Notes.
Section

Section 13.08.    No Adverse Interpretation of Other Agreements.    This Indenture may not be used to interpret another indenture, loan or debt agreement of the Parent or any Subsidiary of the Parent. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09.    No Recourse Against Others.    No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or the Guarantees, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in this Indenture, or in any of the Notes or the Guarantees, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, shareholder, other equityholder, officer, director, employee or controlling person, as such, of the Company, any Guarantor or of any successor Person, either directly or through the Company, any Guarantor or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture, the Guarantees and the issue of the Notes.

Section 13.10.    Successors.    All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.11.    Duplicate Originals.    The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.12.    Separability.    In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13.    Table of Contents, Headings, Etc.    The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 13.14.    Communication by Holders of Notes with Other Holders of Notes.    Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

GRAPHIC PACKAGING CORPORATION, as Issuer

By:
Name:
Title:

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
GRAPHIC PACKAGING HOLDINGS, INC.
GOLDEN TECHNOLOGIES COMPANY, INC.
GOLDEN EQUITIES, INC.
GAC ALUMINUM CORPORATION
LAUENER ENGINEERING LIMITED, as Guarantors

By:
Name:
Title:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT A

[FACE OF NOTE]

GRAPHIC PACKAGING CORPORATION

8  5/8% Senior Subordinated Note due 2012

CUSIP [         ]

$
No.

GRAPHIC PACKAGING CORPORATION, a Delaware corporation (the “Company”), which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to [         ], or its registered assigns, the principal sum of [         ] ($[         ]) on February 15, 2012.

Interest Payment Dates: February 15 and August 15, commencing August 15, 2002.

Regular Record Dates: February 1 and August 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date:[ ]	GRAPHIC PACKAGING CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the 8 5/8% Senior Subordinated Notes due 2012 described in the within-mentioned Indenture.

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

GRAPHIC PACKAGING CORPORATION

8 5/8% Senior Subordinated Note due 2012

1.    Principal and Interest.

The Company will pay the principal of this Note on February 15, 2012.

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum shown above.

Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing August 15, 2002.

If a Registration Default (as defined in the Registration Rights Agreement dated February 28, 2002, among the Company, Graphic Packaging International Corporation (the “Parent”) and the Initial Purchasers) occurs, the annual interest rate borne by the Notes shall be increased by 0.25% from the rate shown above for the first 90-day period immediately following the occurrence of a Registration Default and by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured (at which point the interest rate will be reduced to the interest rate in effect prior to the occurrence of such Registration Default), up to a maximum additional interest rate of 1.5% per annum, payable in cash semiannually, in arrears. The Holder of this Note is entitled to the benefits of such Registration Rights Agreement.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 28, 2002; provided that, if there is no existing default in the payment of interest and this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2 % in excess of the rate otherwise payable.

2.    Method of Payment.

The Company will pay interest (except defaulted interest) on the principal amount of the Notes as provided above on each February 15 and August 15 (an “Interest Payment Date”) to the persons who are Holders (as reflected in the Security Register at the close of business on such February 1 and August 1 immediately preceding the Interest Payment Date), in each case even if the Note is cancelled upon registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Note to a Paying Agent on or after February 15, 2012.

The Company will pay principal, premium, if any, and as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by its check payable in such money. It may mail an interest check to a Holder’s registered address (as reflected in the Security Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.    Paying Agent and Registrar.

Initially, the Trustee will act as authenticating agent, Paying Agent and Registrar. The Company may change any authenticating agent, Paying Agent or Registrar without notice. The Parent, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4.    Indenture; Limitations.

The Company issued the Notes under an Indenture dated as of February 28, 2002 (the “Indenture”), among the Company, each of the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as trustee (the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are unsecured, general senior subordinated obligations of the Company. The Indenture limits the original aggregate principal amount of the Notes to $300,000,000 (subject to Section 2.16 of the Indenture). The Company shall be entitled, subject to its compliance with Section 4.02 of the Indenture, to issue Additional Notes pursuant to Section 2.16 of the Indenture.

To guarantee the due and punctual payment of the principal, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future Guarantors, together with the Guarantors, will unconditionally guarantee), jointly and severally, such obligations on a senior subordinated basis pursuant to the terms of the Indenture.

5.    Redemption.

The Notes (including Additional Notes, if any) will be redeemable, at the Company’s option, in whole or in part, at any time on or after February 15, 2007 and prior to maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of their principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing on February 15 of the applicable year set forth below:

Year	Redemption Price
2007	104.313%
2008	102.875%
2009	101.438%
2010 and thereafter	100.000%

Notes in original denominations larger than $1,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

Prior to February 15, 2005, the Company may at its option on one or more occasions redeem the Notes (including Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes (which includes Additional Notes, if any) originally issued at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the Net Cash Proceeds from one or more Equity Offerings (provided that the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed by the Parent to the equity capital of the Company); provided, however, that (i) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) originally issued remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Parent or its Affiliates) and (ii) each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to February 15, 2007, the Company may redeem the Notes (including Additional Notes, if any) as a whole upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption.

“Applicable Premium” means, with respect to a Note at any time, the greater of (i) 1% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at February 15, 2007 plus (2) all required interest payments due on such Note through February 15, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Equity Offering” means any primary offering of common stock of the Parent (other than Redeemable Stock) to Persons who are not Affiliates of the Parent other than (i) public offerings with respect to the Parent’s common stock registered on Form S-8 and (ii) issuances upon exercise of options by employees of the Parent or any of its Restricted Subsidiaries.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date of the Notes (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2007; provided, however, that if the period from the redemption date to February 15, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 15, 2007, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

6.    Repurchase upon Change of Control.

Upon the occurrence of any Change of Control, each Holder shall have the right to require the repurchase of its Notes by the Company in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Payment Date”).

A notice of such Change of Control will be mailed within 30 days after any Change of Control occurs to each Holder at his last address as it appears in the Security Register. Notes in original denominations larger than $1,000 may be sold to the Company in part. On and after the Payment Date, interest ceases to accrue on Notes or portions of Notes surrendered for purchase by the Company, unless the Company defaults in the payment of the purchase price.

7.    Subordination.

The Notes and the Guarantees are subordinated to Senior Indebtedness. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Notes may be paid. The Company agrees, and each Noteholder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness.

8.    Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $1,000 of principal amount and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption. Also, it need not register the transfer or exchange of any Notes for a period of 15 days before a selection of Notes to be redeemed is made.

9.    Persons Deemed Owners.

A Holder shall be treated as the owner of a Note for all purposes.

10.    Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

11.    Discharge Prior to Redemption or Maturity.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes (a) to redemption or maturity, the Company will be discharged from the Indenture and the Notes, except in certain circumstances for certain sections thereof, and (b) to the Stated Maturity, the Company will be discharged from certain covenants set forth in the Indenture.

12.    Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not materially and adversely affect the rights of any Holder.

13.    Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries, among other things, to Incur additional Indebtedness, make Restricted Payments, create dividend or other payment restrictions affecting Restricted Subsidiaries, issue or sell Capital Stock of Restricted Subsidiaries, make and use the proceeds from Asset Sales, engage in transactions with Affiliates, create Liens, or merge, consolidate or transfer substantially all of its assets. Within 120 days after the end of the each fiscal year), the Company must report to the Trustee regarding its compliance with such limitations.

14.    Successor Persons.

When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor person will be released from those obligations.

15.    Defaults and Remedies.

The following events constitute “Events of Default” under the Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) failure of the Parent or the Company to comply with its obligations under Section 5.01 of the Indenture; (d)(i) failure by the parent or the Company, as applicable, to comply for 30 consecutive days after notice with its obligations in Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09 (other than a failure to purchase Notes), 4.11 (other than a failure to purchase Notes) and 4.15 or (ii) failure by the Company or the Parent to comply for 60 consecutive days after notice with any of its other obligations contained in the Indenture; (e) the occurrence with respect to any issue or issues of Indebtedness of the Parent, the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created of, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Parent, the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Parent, the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent, the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Parent, the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (h) the Parent, the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the parent, the Company or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors; or (i) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture) or any Guarantor disaffirms its obligations under its Guarantee.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company or any Restricted Subsidiary occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

16.    Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Parent, the Company or its Affiliates and may otherwise deal with the Parent, the Company or its Affiliates as if it were not the Trustee.

17.    No Recourse Against Others.

No incorporator or any past, present or future partner, stockholder, other equity holder, officer, director, employee or controlling person as such, of the Company or of any successor Person shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

18.    Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

19.    Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/MIA (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Graphic Packaging Corporation, 4455 Table Mountain Drive, Golden, Colorado 80403, Attention: General Counsel.

20.    CUSIP Numbers

Pursuant to a recommendation promulgation by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders of the Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be place only on the other identification numbers placed thereon.

21.    Holders’ Compliance with Registration Rights Agreement.

Each Noteholder, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Notes with respect to a registration and the indemnification of the Company to the extent provided therein.

22.    Governing Law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder of a Note upon written request and without charge to the Noteholder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to: Graphic Packaging Corporation, 4455 Table Mountain Drive, Golden, Colorado 80403, Attention: General Counsel.

EXHIBIT “A”

SENIOR SUBORDINATED GUARANTEE

Graphic Packaging International Corporation, Graphic Packaging Holdings, Inc., Golden Technologies Company, Inc., Golden Equities, Inc., GAC Aluminum Corporation and Lauener Engineering Limited (the “Guarantors”) have unconditionally guaranteed (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other Obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article XI of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

No director, officer, employee or stockholder, as such, of the Guarantor shall have any liability under the Guarantee. Each holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Guarantees.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which the Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

GRAPHIC PACKAGING
INTERNATIONAL CORPORATION
GRAPHIC PACKAGING HOLDINGS, INC.
GOLDEN TECHNOLOGIES COMPANY, INC.
GAC ALUMINUM CORPORATION
LAUENER ENGINEERING, LIMITED,
as Guarantors

By:
Name:
Title:

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                     attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL NOTES OTHER THAN EXCHANGE NOTES, UNLEGENDED OFFSHORE GLOBAL NOTES AND UNLEGENDED OFFSHORE PHYSICAL NOTES]

In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date the shelf registration statement is declared effective or (ii) the end of the period referred to in Rule 144(k) under the Securities Act, the undersigned confirms that without utilizing any general solicitation or general advertising that:

[Check One]

☐	(a) this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933 provided by Rule 144A thereunder.

or

☐	(b) this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee or other Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.08 of the Indenture shall have been satisfied.

Date:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933 and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 4.09 or Section 4.11 of the Indenture, check the Box:    ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.09 or Section 4.11 of the Indenture, state the amount:    $                                    .                                                     .

Date:

Your Signature:	(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

EXHIBIT B

Form of Certificate

[                     ,        ]

Wells Fargo Bank Minnesota,
National Association

Re: Graphic Packaging Corporation (the “Company”)
8 5/8% Senior Subordinated Notes
due 2012 (the “Notes”)

Dear Sirs:

This letter relates to U.S. $[             ] principal amount of Notes represented by a Note (the “Legended Note”) which bears a legend outlining restrictions upon transfer of such Legended Note. Pursuant to Section 2.02 of the Indenture dated as of February 28, 2002 (the “Indenture”) relating to the Notes, we hereby certify that we are (or we will hold such securities on behalf of) a person outside the United States to whom the Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the U.S. Securities Act of 1933. Accordingly, you are hereby requested to exchange the legended certificate for an unlegended certificate representing an identical principal amount of Notes, all in the manner provided for in the Indenture.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:___________________________
Authorized Signature

EXHIBIT C

Form of Certificate to Be
Delivered in Connection with
Transfers to Non-QIB Accredited Investors

[                     ,         ]

Wells Fargo Bank Minnesota,
National Association

Re: Graphic Packaging Corporation (the “Company”)
8 5/8% Senior Subordinated Notes
due 2012 (the “Notes”)

Dear Sirs:

In connection with our proposed purchase of $ [             ] aggregate principal amount of the Notes, we confirm that:

1. We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of February 28, 2002 (the “Indenture”), relating to the Notes, and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933 (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell any Notes, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act, or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.

3. We understand that, on any proposed resale of any Notes, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,
[Name of Transferee]
By:
Authorized Signature

C-2

EXHIBIT D

Form of Certificate to Be Delivered
in Connection with Transfers
Pursuant to Regulation S

[                     ,        ]

Wells Fargo Bank Minnesota,
National Association

Re: Graphic Packaging Corporation (the “Company”)
8 5/8% Senior Subordinated Notes
due 2012 (the “Notes”)

Dear Sirs:

In connection with our proposed sale of U.S. $[             ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933 and, accordingly, we represent that:

(1)	the offer of the Notes was not made to a person in the United States;

(2)	at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States;

(3)	no directed selling efforts have been made by us in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4)	the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act of 1933.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By: _________________________
Authorized Signature

D-2